SECURITY NATIONAL FINANCIAL CORPORATION






                   MANAGEMENT REPORT AND FINANCIAL INFORMATION


The consolidated financial statements of Security National Financial Corporation and all information in the annual report are the responsibility of management. The statements have been prepared in conformity with generally accepted accounting principles generally accepted in the United States. Financial information elsewhere in this report is consistent with that in the consolidated financial statements. The consolidated financial statements have been audited by the independent registered public accounting firm of Tanner LC. Its role is to render an independent professional opinion on Security National Financial Corporation's financial statements.

Management maintains a system of internal controls designed to meet its responsibilities for reliable financial statements. This system is designed to provide reasonable assurance, at appropriate costs, that assets are safeguarded and that transactions are properly recorded and executed in accordance with management's authorization. Judgment is required to assess and balance the relative costs and expected benefits of those controls.

The Board of Directors selects an Audit Committee from among its members. No member of the Audit Committee is an employee of the Company. The Audit Committee is responsible to the Board for reviewing the accounting and auditing procedures and financial practices of the Company and for recommending the appointment of the independent accountants. The Audit Committee meets periodically with management and the independent accountants to review the work of each and satisfy itself that they are properly discharging their responsibilities. The independent accountants have free access to the Committee, without the presence of management, to discuss their opinions on the adequacy of internal controls and to review the quality of financial reporting.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM















To the Board of Directors and Stockholders of Security National Financial Corporation

We have audited the accompanying consolidated balance sheet of Security National Financial Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the three years in the period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we have also audited the amounts included in the consolidated financial statement schedules as listed in the accompanying index under Item 8. These consolidated financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Security National Financial Corporation and subsidiaries as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.





/s/   TANNER  LC

Salt Lake City, Utah
March 31, 2005

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheet




                                                                  December 31,
Assets:                                                      2004               2003
-------                                                      ----               ----
Insurance-related investments:
Fixed maturity securities
  held to maturity, at amortized cost (market
  $72,330,878 and $38,624,978 for 2004 and 2003)          $69,984,761      $37,293,989
Fixed maturity securities available
  for sale, at market (cost $10,486,309 in 2004
  and $13,214,057 in 2003)                                 11,066,025       14,270,037
Equity securities available for sale,
  at market (cost $2,037,249 and $1,981,461
  for 2004 and 2003)                                        4,166,769        3,453,444
Mortgage loans on real estate and construction loans,
  net of allowances for losses of $254,893
  and $14,893 for 2004 and 2003                            65,831,586       29,914,745
Real estate, net of accumulated
  depreciation and allowances for
  losses of $4,408,030 and $4,059,934
  for 2004 and 2003                                         9,709,129        8,519,680
Policy, student and other loans                            13,312,471       11,753,617
Short-term investments                                      4,628,999        2,054,248
                                                        -------------    -------------
     Total insurance-related investments                  178,699,740      107,259,760
                                                        -------------    -------------
Restricted assets of cemeteries and mortuaries              5,176,463        4,745,709
                                                        -------------    -------------
Cash                                                       15,333,668       19,704,358
                                                        -------------    -------------
Receivables:
  Trade contracts                                           5,333,891        5,173,964
  Mortgage loans sold to investors                         47,167,150      114,788,185
  Receivable from agents                                    1,416,211        1,318,958
  Receivable from officers                                      1,540           37,540
  Other                                                     1,120,157        1,086,523
                                                        -------------    -------------
     Total receivables                                     55,038,949      122,405,170
  Allowance for doubtful accounts                          (1,302,368)      (1,706,678)
                                                        -------------    -------------
  Net receivables                                          53,736,581      120,698,492
                                                        -------------    -------------
Policyholder accounts on deposit
  with reinsurer                                            6,689,422        6,795,983
Cemetery land and improvements held for sale                8,547,764        8,387,061
Accrued investment income                                   1,743,721        1,142,690
Deferred policy and pre-need
  contract acquisition costs                               20,181,818       17,202,489
Property and equipment, net                                10,520,665       11,009,416
Cost of insurance acquired                                 14,053,497       14,980,763
Excess of cost over net assets
  of acquired subsidiaries                                    683,191          683,191
Other                                                       1,107,230          873,424
                                                        -------------    -------------
     Total assets                                        $316,473,760     $313,483,336
                                                        =============    =============



See accompanying notes to consolidated financial statements.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheet (Continued)




                                                           December 31,
                                                     2004              2003
                                                     ----              ----

Liabilities:
------------
Future life, annuity, and other
  policy benefits                               $224,529,539     $218,793,693
Unearned premium reserve                           2,254,991        1,945,203
Bank loans payable                                10,442,106       14,422,670
Notes and contracts payable                        2,888,539        3,440,694
Deferred pre-need cemetery and funeral
 contract revenues                                10,762,357       10,520,280
Accounts payable                                   1,064,269        1,274,183
Funds held under reinsurance treaties              1,184,463        1,294,589
Other liabilities and accrued expenses             6,371,343        7,745,120
Income taxes                                      11,497,967       10,914,845
                                               -------------    -------------
     Total liabilities                           270,995,574      270,351,277
                                               -------------    -------------

Commitments and contingencies                       --               --
                                               -------------    -------------

Minority interest                                 3,813,346        3,956,628
                                               ------------    -------------

Stockholders' Equity:
Common stock:
  Class A: $2 par value, authorized
         10,000,000 shares, issued 6,755,870
         shares in 2004 and 6,275,104 shares
         in 2003                                13,511,740       12,550,208
  Class C:  convertible, $0.20 par value,
         authorized 7,500,000 shares,
         issued 6,468,199 shares in 2004
         and 6,469,638 shares in 2003            1,293,641        1,293,927
                                              ------------    -------------
     Total common stock                         14,805,381       13,844,135
Additional paid-in capital                      14,922,851       13,569,582
Accumulated other comprehensive (loss)
  and other items, net of deferred taxes
  of $445,761 and $274,091 for 2004 and
  2003, respectively                               (11,352)        (437,973)
Retained earnings                               15,365,259       15,414,681
Treasury stock at cost (1,315,075 Class A shares
     and 79,103 Class C shares in 2004;
     1,276,518 Class A shares and 75,336
     Class C shares in 2003, held
     by affiliated companies)                   (3,417,299)      (3,214,994)
                                             -------------    -------------
     Total stockholders' equity                 41,664,840       39,175,431
                                             -------------    -------------
         Total liabilities and
         stockholders' equity                 $316,473,760     $313,483,336
                                             =============    =============

See accompanying notes to consolidated financial statements.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statement of Earnings




                                                            Years Ended December 31,
                                                            ------------------------
                                                    2004             2003             2002
Revenues:                                           ----             ----             ----
---------
Insurance premiums and other considerations     $25,979,341      $23,294,373      $14,076,652
Net investment income                            15,939,176       17,302,597       12,539,430
Net mortuary and cemetery sales                  11,661,053       10,944,365       10,638,754
Realized gains (losses) on investments
  and other assets                                   74,431           (2,155)       1,020,820
Mortgage fee income                              62,689,391       92,955,165       57,008,283
Other                                               854,425          550,064          479,424
                                              -------------    -------------    -------------
  Total revenue                                 117,197,817      145,044,409       95,763,363
                                              -------------    -------------    -------------

Benefits and expenses:
Death benefits                                   13,248,960       13,315,266        5,637,217
Surrenders and other policy benefits              1,291,621        1,726,275        2,086,829
Increase in future policy benefits                8,821,497        6,712,961        6,031,685
Amortization of deferred
  policy and pre-need acquisition
  costs and cost of insurance acquired            4,602,072        4,929,006        3,993,393
General and administrative expenses:
  Commissions                                    48,690,807       67,536,703       42,114,240
  Salaries                                       14,391,958       14,079,908       10,414,392
  Other                                          19,014,776       21,309,897       15,930,804
Interest expense                                  2,173,778        3,642,046        1,970,342
Cost of goods and services sold of the
  mortuaries and cemeteries                       2,303,821        2,327,475        2,045,476
                                              -------------    -------------    -------------

  Total benefits and expenses                   114,539,290      135,579,537       90,224,378
                                              -------------    -------------    -------------

Earnings before income taxes                      2,658,527        9,464,872        5,538,985
Income tax expense                                 (651,536)      (2,890,669)      (1,565,393)
Minority interest                                   115,281           22,294           17,688
                                              -------------    -------------    -------------
  Net earnings                                   $2,122,272       $6,596,497       $3,991,280
                                              =============    =============    =============

Net earnings per common share (1)                      $.35            $1.13             $.72
                                                       ====            =====             ====

  Weighted average
    outstanding common shares (1)                 6,001,861        5,851,814        5,572,783

Net earnings per common share
  assuming dilution (1)                                $.34            $1.10             $.69
                                                       ====            =====             ====

  Weighted average outstanding common
    shares assuming dilution (1)                  6,217,951        6,003,773        5,744,154


(1) Earnings per share amounts have been adjusted for the effect of annual stock dividends.

See accompanying notes to consolidated financial statements.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity




                                                                            Accumulated
                                                                               Other
                                                             Additional    Comprehensive
                                    Class           Class      Paid-in      Income (loss),   Retained   Treasury
                                      A               C        Capital    and Other Items    Earnings     Stock      Total
                                  --------         -------    ---------   ---------------    --------     -----      -----
Balance  as of  January 1, 2002 $10,727,182     $1,222,686   $10,168,523   $ 1,223,930    $9,989,230   $(3,362,233)  $29,969,318
Comprehensive income:
  Net earnings                       --             --           --             --         3,991,280        --         3,991,280
  Unrealized losses                  --             --           --            (32,067)        --           --           (32,067)
                                                                                                                     -----------
Total comprehensive income           --             --           --             --             --           --         3,959,213
                                                                                                                     -----------
Stock dividends                     552,024         58,883       690,316        --        (1,301,223)       --             --
Conversion Class C to Class A        45,036       (45,036)         --           --             --           --             --
Exercise of stock options           264,742        --            422,003        --          (686,745)       --             --
Sale of treasury stock               --                --          --           --             --          584,880       584,880
                                -----------     ----------   -----------   -----------   -----------   -----------   -----------
Balance at December 31, 2002    $11,588,984     $1,236,533   $11,280,842   $ 1,191,863   $11,992,542   $(2,777,353)  $34,513,411
                                -----------     ----------   -----------   -----------   -----------   -----------   -----------

Comprehensive income:
  Net earnings                  $    --         $   --       $   --        $    --       $ 6,596,497   $    --       $ 6,596,497
  Unrealized gains                   --             --           --            352,784        --            --           352,784
                                                                                                                     -----------
Total comprehensive income           --             --           --             --            --            --         6,949,281
                                                                                                                     -----------
Acquisition of Company Stock
  held in escrow (see note 17)       --             --           --         (1,982,620)      --             --        (1,982,620)
Stock dividends                     603,549         61,617     1,529,240        --        (2,194,406)       --             --
Conversion Class C to Class A         4,225         (4,223)          (2)        --            --            --             --
Exercise of stock options           353,450          --         759,502         --          (979,952)       --            133,000
Purchase of treasury stock           --              --           --            --            --          (437,641)      (437,641)
                                -----------     ----------   -----------  ------------   -----------  -------------   -----------
Balance at December 31, 2003    $12,550,208     $1,293,927   $13,569,582  $  (437,973)   $15,414,681   $(3,214,994)   $39,175,431
                                -----------     ----------   -----------  ------------   -----------   -----------    -----------

Comprehensive income:
  Net earnings                  $    --         $    --      $    --      $     --       $ 2,122,272   $    --        $ 2,122,272
  Unrealized gains                   --              --           --          426,621        --             --            426,621
                                                                                                                      -----------
Total comprehensive income           --              --           --            --           --             --          2,548,893
                                                                                                                      -----------
Exercise of stock options           255,776          --          775,801        --        (1,031,577)       --             --
Purchase of Treasury stock           --              --           --            --            --          (422,946)      (422,946)
Sale of Treasury stock               --              --          142,500        --            --           220,641        363,141
Stock dividends                    643,864          61,602       433,862        --         (1,139,328)      --             --
Conversion Class C to Class A       61,892         (61,888)        1,106        --               (789)      --                321
                               -----------      ----------   ----------   -----------     -----------  -----------    -----------
Balance at December 31, 2004   $13,511,740      $1,293,641   $14,922,851  $   (11,352)    $15,365,259  $(3,417,299)   $41,664,840
                               ===========      ==========   ===========  ============    ===========  ===========    ===========


See accompanying notes to consolidated financial statements.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statement of Cash Flows





                                                                              Years Ended December 31,
                                                                              ------------------------
                                                                     2004              2003                2002
                                                                     ----              ----                ----
Cash flows from operating activities:
     Net earnings                                               $ 2,122,272        $  6,596,497       $  3,991,280
     Adjustments to reconcile net earnings
       to net cash provided by (used in) operating
      activities:
          Realized (gains) losses on investments
               and other assets                                     (74,431)              2,155         (1,020,820)
          Depreciation                                            2,013,113           1,866,924          1,553,399
          Provision for losses on real estate
              accounts and loans receivable                        (165,781)            225,072           (300,412)
          Amortization of premiums and discounts                     (2,489)             44,092            121,329
          Provision for deferred income taxes                       636,430           2,862,343            970,139
          Policy and pre-need acquisition costs deferred         (6,051,793)         (4,527,546)        (4,462,624)
          Policy and pre-need acquisition costs amortized         3,370,763           3,611,674          3,214,710
          Cost of insurance acquired amortized                    1,231,308           1,317,332            778,683
     Change in assets and liabilities net of effects from
         purchases and disposals of subsidiaries:
          Land and improvements held for sale                      (160,703)             42,154            626,688
          Future life and other benefits                          9,000,715           7,426,761          5,349,152
          Receivables for mortgage loans sold                    67,621,035         (25,333,080)       (38,760,032)
          Other operating assets and liabilities                 (2,624,510)          3,402,371            975,682
                                                            ---------------      --------------    ---------------
              Net cash provided by (used in)
              operating activities                               76,915,929          (2,463,251)       (26,962,826)
                                                             --------------      --------------      -------------
Cash flows from investing activities:
     Securities held to maturity:
          Purchase - fixed maturity securities                  (37,371,166)        (15,396,993)        (4,147,878)
          Calls and maturities - fixed maturity securities        6,293,614          11,147,744          8,025,610
     Securities available for sale:
          Purchases - equity securities                             (21,993)            (51,921)          (327,726)
          Sales - equity securities                               2,675,301           3,860,000          3,303,095
     Purchases of short-term investments                        (29,893,323)        (19,065,874)       (13,819,476)
     Sales of short-term investments                             26,731,711          22,347,104          9,937,642
     Purchases of restricted assets                                (262,195)            610,155            (56,899)
     Mortgage, policy, and other loans made                     (78,437,965)        (30,192,467)       (10,129,993)
     Payments received for mortgage, policy, and
          other loans                                            41,116,662          20,479,056          4,939,374
     Purchases of property and equipment                         (1,241,898)         (1,623,310)        (1,348,752)
     Cash received on sale of property and equipment                149,040             --                 --
     Purchases of real estate                                    (1,856,931)         (1,807,658)        (3,153,299)
     Cash paid for purchase of subsidiary                          (304,042)            --                 --
     Sale of real estate                                            352,054           2,287,831          2,825,666
     Cash received in assumed reinsurance transaction               --                  --              55,827,793
                                                              -------------       -------------     --------------
         Net cash (used in) provided by investing activities    (72,071,131)         (7,406,333)        51,875,157
                                                              -------------       -------------     --------------

See accompanying notes to the consolidated financial statements.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statement of Cash Flows (Continued)





                                                                            Years Ended December 31,
                                                                            ------------------------
                                                                     2004                2003               2002
                                                                     ----                ----               ----
Cash flows from financing activities:
     Annuity and pre-need contract receipts                       5,387,393           5,785,310          7,635,422
     Annuity and pre-need contract withdrawals                  (10,276,576)        (10,410,247)       (10,866,398)
     Repayment of bank loans and notes and
        contracts payable                                        (4,401,500)         (3,695,521)        (1,824,440)
     Proceeds from borrowing on notes and contracts                 135,000             --                 --
     Proceeds from borrowings on bank loans and notes
        and contracts payable                                       --                  --               9,000,000
     Stock options exercised                                        --                  133,000            --
     Purchase of Treasury stock                                    (422,946)           (437,641)           --
     Sale of treasury stock                                         363,141             --                 584,880
                                                              -------------      --------------      -------------
     Net cash (used in) provided by financing activities         (9,215,488)         (8,625,099)         4,529,464
                                                              -------------      --------------      -------------
Net change in cash                                               (4,370,690)        (18,494,683)        29,441,795
                                                              -------------       -------------       ------------
Cash at beginning of year                                        19,704,358          38,199,041          8,757,246
                                                               ------------       -------------      -------------
Cash at end of year                                            $ 15,333,668        $ 19,704,358        $38,199,041
                                                               ============        ============        ===========

Supplemental Schedule of Cash Flow Information:

The following information shows the non-cash items in connection with the assumption of reinsurance from Acadian Life Insurance Company on December 23, 2002:

     Liabilities assumed:
          Future life, annuity and other policy benefits         $74,199,194
     Less non-cash items:
          Cost of insurance acquired                              (9,106,309)
          Bonds received                                          (9,032,818)
          Policy loans received                                      (82,126)
          Premiums due and unpaid                                   (150,148)
                                                                 -----------
     Cash received                                               $55,827,793
                                                                 ===========

The following information shows the non-cash items in connection with the purchase of Security National Life Insurance Company of Louisiana on March 16, 2004:

        Liabilities assumed:
              Future life, annuity and other policy benefits     $ 1,865,038
        Less non-cash items
              Cost of insurance acquired                            (304,042)
              Bonds received                                      (1,537,801)
              Common stock received                                 (326,325)
              Mortgage loans received                               (471,593)
              Real estate received                                   (32,668)
              Policy loans received                                  (28,180)
              Short-term investments                                 586,601
              Receivables                                            (13,589)
              Accrued investment income                              (24,983)
              Property, plant and equipment                          (16,500)
                                                                  ----------
              Cash paid                                          $  (304,042)
                                                                 ===========

See accompanying notes to the consolidated financial statements.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



1)  Significant Accounting Principles

General Overview of Business

Security National Financial Corporation and its wholly owned subsidiaries (the "Company") operates in three main business segments; life insurance, cemetery and mortuary, and mortgage loans. The life insurance segment is engaged in the business of selling and servicing selected lines of life insurance, annuity products and accident and health insurance marketed primarily in the intermountain west, California, Florida, Mississippi, Oklahoma and Texas. The cemetery and mortuary segment of the Company consists of five cemeteries in Utah, one cemetery in California, eight mortuaries in Utah and four mortuaries in Arizona. The mortgage loan segment is an approved governmental and conventional lender that originates and underwrites residential and commercial loans for new construction, existing homes and real estate projects primarily in Arizona, California, Colorado, Florida, Nevada, Texas and Utah.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, which, for the life insurance subsidiaries, differ from statutory accounting principles prescribed or permitted by regulatory authorities. Certain amounts in prior years have been reclassified to conform with the 2004 presentation.

Risks

The following is a description of the most significant risks facing the Company and how it mitigates those risks:

Legal/Regulatory Risk - the risk that changes in the legal or regulatory environment in which the Company operates will create additional expenses and/or risks not anticipated by the Company in developing and pricing its products. That is, regulatory initiatives designed to reduce insurer profits, new legal theories or insurance company insolvencies through guaranty fund assessments may create costs for the insurer beyond those recorded in the consolidated financial statements. In addition, changes in tax law with respect to mortgage interest deductions or other public policy or legislative changes may affect the
Company's mortgage sales. Also, the Company may be subject to further regulations in the cemetery/mortuary business. The Company mitigates this risk by offering a wide range of products and by diversifying its operations, thus reducing its exposure to any single product or jurisdiction, and also by employing underwriting practices which identify and minimize the adverse impact of such risk.

Credit Risk - the risk that issuers of securities owned by the Company, mortgagors of mortgage loans on real estate and obligors on construction loans, will default or that other parties, including reinsurers and holders of cemetery/ mortuary contracts which owe the Company money, will not pay. The Company minimizes this risk by adhering to a conservative investment strategy, by maintaining sound reinsurance and credit and collection policies and by providing for any amounts deemed uncollectible.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



1) Significant Accounting Principles (Continued)

Interest Rate Risk - the risk that interest rates will change which may cause a decrease in the value of the Company's investments or impair the ability of the Company to market its mortgage and cemetery/mortuary products. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by charging fees for non-conformance with certain policy provisions, by offering products that transfer this risk to the purchaser, and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, the Company might have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

Mortality/Morbidity Risk - the risk that the Company's actuarial assumptions may differ from actual mortality/morbidity experience may cause the Company's products to be underpriced, may cause the Company to liquidate insurance or other claims earlier than anticipated and other potentially adverse consequences to the business. The Company minimizes this risk through sound underwriting practices, asset/liability duration matching, and sound actuarial practices.

Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

The estimates susceptible to significant change are those used in determining the liability for future policy benefits and claims, those used in determining valuation allowances for mortgage loans on real estate, construction loans and other receivables, and those used in determining the estimated future costs for pre-need sales. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts and operations of the Company. The Company's subsidiaries at December 31, 2004, are as follows:

Security National Life Insurance Company
SecurityNational Mortgage Company
Memorial Estates, Inc.
Memorial Mortuary
Paradise Chapel Funeral Home
California Memorial Estates
Cottonwood Mortuary, Inc.
Deseret Memorial, Inc.
Holladay Cottonwood Memorial Foundation
Holladay Memorial Park, Inc.
Sunset Funeral Home, Inc.
Greer-Wilson Funeral Home

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



1) Significant Accounting Principles (Continued)

Crystal Rose Funeral Home
Hawaiian Land Holdings
SSLIC Holding Company
Insuradyne Corporation
Southern Security Life Insurance Company (77%)
Security National Life Insurance Company of Louisiana (formerly Paramount
  Security Life Insurance Company)
Security National Capital, Inc.
Security National Funding

All significant intercompany transactions and accounts have been eliminated in consolidation.

On December 17, 1998, the Company purchased all of the outstanding shares of common stock of SSLIC Holding Company, formerly Consolidare Enterprises, Inc., and Insuradyne Corporation for a total cost of $12,248,194. As of December 31, 2004, Security National Life and its wholly owned subsidiary, SSLIC Holding, owned approximately 77% of the outstanding shares of common stock of Southern Security Life Insurance Company. The acquisition was accounted for using the purchase method.

Effective as of January 1, 2005, Security National Life and SSLIC Holding Company, a wholly owned subsidiary of Security National Life, completed a merger transaction with Southern Security Life Insurance Company. Under the terms of the merger and pursuant to the Agreement and Plan of Reorganization, dated August 25, 2004, among Security National Life, SSLIC Holding Company and Southern Security Life Insurance Company, including the amendment thereto dated December 27, 2004, SSLIC Holding Company was merged with and into Southern Security Life Insurance Company, which resulted in (i) Southern Security Life Insurance Company becoming a wholly-owned subsidiary of Security National Life Insurance Company, and (ii) the unaffiliated stockholders of Southern Security Life Insurance Company, holding an aggregate of 490,816 shares of common stock, becoming entitled to receive $3.84 in cash for each issued and outstanding share of their common stock of Southern Security Life Insurance Company, or an aggregate of $1,884,733.

As a result of the merger, the separate existence of SSLIC Holding Company ceased as Southern Security Life Insurance Company became the surviving corporation of the merger. Southern Security Life Insurance Company continues to be governed by the laws of the State of Florida, and its separate corporate existence continues unaffected by the merger. In addition, as a result of the merger, Security National Life owns all of the issued and outstanding common shares of Southern Security Life Insurance Company. Security National Financial Corporation, through its affiliates, Security National Life Insurance Company and SSLIC Holding Company, owned 76.7% of the Company's outstanding common shares prior to the merger.

The purpose of the merger is to terminate the registration of the common stock of Southern Security Life Insurance Company under the Securities Exchange Act of 1934 (by reducing the number of its stockholders of record to fewer than 300 stockholders) and the Nasdaq listing of the common stock, reduce expenses associated with such registration and listing, and provide the stockholders an opportunity to sell their shares in an illiquid trading market without incurring brokerage commissions. As a result of becoming a non-reporting company, Southern Security Life Insurance Company is no longer required to file periodic reports with the SEC, including among other things, annual reports on Form 10-K and quarterly reports on Form 10-Q, and is no longer subject to the SEC's proxy rules. In addition, its common stock is no longer eligible for trading on the Nasdaq SmallCap Market.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



1) Significant Accounting Principles (Continued)

On December 23, 2002, the Company, through its wholly-owned subsidiary Security National Life Insurance Company completed the asset purchase transaction with Acadian Life Insurance Company ("Acadian") from which it acquired from Acadian $75,000,000 in assets and $75,000,000 in statutory insurance reserves. Security National Life paid a ceding commission of $10,254,803. On January 1, 2003,
Security National Life entered into an assumption agreement in which Acadian transferred and assigned to Security National Life all of its right, title and interest in the reinsured policies and Security National Life took over the operations of this block of business. The assets and liabilities acquired have been included in the Company's consolidated balance sheet as of December 31, 2002. Since the Company did not take over the operations from Acadian until January 1, 2003, nothing was included in the consolidated statement of earnings during 2002.

On March 16, 2004, Security National Life purchased all of the outstanding common stock of Paramount Security Life Insurance Company, now known as Security National Life of Louisiana, a Louisiana domiciled insurance company located in Shreveport, Louisiana. As of December 31, 2003, Security National Life of Louisiana had 9,383 policies in force and 29 agents. There were no material changes to the number of policies in force or the number of agents between December 31, 2003 and March 16, 2004. The purchase consideration was $4,398,000 and was effective January 26, 2004. Security National Life of Louisiana is licensed in the State of Louisiana where it is permitted to appoint agents who do not have a full life insurance license. These agents are limited to selling small life insurance policies in the final expense market. The Company believes that with this license it will be able to expand its operations in Louisiana. The Company is servicing Security National Life of Louisiana policyholders out of its Jackson, Mississippi office and has closed its Shreveport office.

Investments

Investments are shown on the following basis:

Fixed maturity securities held to maturity - at cost, adjusted for amortization of premium or accretion of discount. Although the Company has the ability and intent to hold these investments to maturity, infrequent and unusual conditions could occur under which it would sell certain of these securities. Those conditions include unforeseen changes in asset quality, significant changes in tax laws, and changes in regulatory capital requirements or permissible investments.

Fixed maturity and equity securities available for sale - at fair value, which is based upon quoted trading prices. Changes in fair values net of income taxes are reported as unrealized appreciation or depreciation and recorded as an adjustment directly to stockholders' equity and, accordingly, have no effect on net income.

Mortgage loans on real estate - at unpaid principal balances, adjusted for amortization of premium or accretion of discount, less allowance for possible losses.

Real estate - at cost, less accumulated depreciation provided on a straight-line basis over the estimated useful lives of the properties, and net of allowance for impairment in value, if any.

Policy, student, and other loans - at the aggregate unpaid balances, less allowances for possible losses.

Short-term investments at cost - consists of certificates of deposit and commercial paper with maturities of up to one year.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002


1) Significant Accounting Principles (Continued)

Restricted assets of cemeteries and mortuaries - consist of assets held in Trust Account for future mortuary services and merchandise and consist of cash, participations in mortgage loans with Security National Life Insurance Company, and mutual funds carried at cost; fixed maturity securities carried at cost adjusted for amortization of premium or accretion of discount; and equity securities carried at fair market value.

Realized gains and losses on investments - realized gains and losses on investments and declines in value considered to be other than temporary, are recognized in operations on the specific identification basis.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property, plant and equipment is recorded at cost. Depreciation is calculated principally on the straight-line method over the estimated useful lives of the assets which range from three to forty years. Leasehold improvements are amortized over the lesser of the useful life or remaining lease terms.

Recognition of Insurance Premiums and Other Considerations

Premiums for traditional life insurance products (which include those products with fixed and guaranteed premiums and benefits and consist principally of whole life insurance policies, limited-payment life insurance policies, and certain annuities with life contingencies) are recognized as revenues when due from policyholders. Revenues for interest-sensitive insurance policies (which include universal life policies, interest-sensitive life policies, deferred annuities, and annuities without life contingencies) consist of policy charges for the cost of insurance, policy administration charges, and surrender charges assessed against policyholder account balances during the period.

Deferred Policy Acquisition Costs and Cost of Insurance Acquired

Commissions and other costs, net of commission and expense allowances for reinsurance ceded, that vary with and are primarily related to the production of new insurance business have been deferred. Deferred policy acquisition costs for traditional life insurance are amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves. For interest-sensitive insurance products, deferred policy acquisition costs are amortized generally in proportion to the present value of expected gross profits from surrender charges, investment, mortality and expense margins. This amortization is adjusted when estimates of current or future gross profits to be realized from a group of products are reevaluated. Deferred acquisition costs are written off when policies lapse or are surrendered.

Cost of insurance acquired is the present value of estimated future profits of the acquired business and is amortized similar to deferred policy acquisition costs.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



1) Significant Accounting Principles (Continued)

Allowance for Doubtful Accounts

The Company accrues an estimate of potential losses for the collection of receivables. The significant receivables are the result of receivables due on mortgage loans sold to investors, cemetery and mortuary operations, mortgage loan operations and other receivables. The allowance is based upon the Company's experience. The critical issues that would impact recovery of the cemetery and mortuary receivables is the overall economy. The critical issues that would impact recovery of mortgage loan operations would be interest rate risk and loan underwriting.

Future Life, Annuity and Other Policy Benefits

Future policy benefit reserves for traditional life insurance are computed using a net level method, including assumptions as to investment yields, mortality, morbidity, withdrawals, and other assumptions based on the life insurance subsidiaries experience, modified as necessary to give effect to anticipated trends and to include provisions for possible unfavorable deviations. Such liabilities are, for some plans, graded to equal statutory values or cash values at or prior to maturity. The range of assumed interest rates for all traditional life insurance policy reserves was 4.5% to 10%. Benefit reserves for traditional limited-payment life insurance policies include the deferred portion of the premiums received during the premium-paying period. Deferred premiums are recognized as income over the life of the policies. Policy benefit claims are charged to expense in the period the claims are incurred.

Future policy benefit reserves for interest-sensitive insurance products are computed under a retrospective deposit method and represent policy account balances before applicable surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policy account balances. Interest crediting rates for interest-sensitive insurance products ranged from 4% to 6.5%.

Participating Insurance

Participating business constitutes 2%, 2%, and 2% of insurance in force for 2004, 2003 and 2002, respectively. The provision for policyholders' dividends included in policyholder obligations is based on dividend scales anticipated by management. Amounts to be paid are determined by the Board of Directors.

Reinsurance

The Company follows the procedure of reinsuring risks in excess of $75,000 to provide for greater diversification of business, allow management to control exposure to potential losses arising from large risks, and provide additional capacity for growth. The Company remains liable for amounts ceded in the event the reinsurers are unable to meet their obligations.

The Company has entered into coinsurance agreements with unaffiliated insurance companies under which the Company assumed 100% of the risk for certain life insurance policies and certain other policy-related liabilities of the insurance company.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



1) Significant Accounting Principles (Continued)

Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Expense allowances received in connection with reinsurance ceded are accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly.

Cemetery and Mortuary Operations

Pre-need sales of funeral services and caskets - revenue and costs associated with the sales of pre-need funeral services and caskets are deferred until the services are performed or the caskets are delivered.

Pre-need sales of cemetery interment rights (cemetery burial property) - revenue and costs associated with the sales of pre-need cemetery interment rights are recognized in accordance with the retail land sales provisions of Statement of Financial Accounting Standards No. 66, "Accounting for the Sales of Real Estate" (FAS No. 66). Under FAS 66, recognition of revenue and associated costs from constructed cemetery property must be deferred until a minimum percentage of the sales price has been collected. Revenues related to the pre-need sale of unconstructed cemetery property will be deferred until such property is constructed and meets the criteria of FAS No. 66 described above.

Pre-need sales of cemetery merchandise (primarily markers and vaults) - revenue and costs associated with the sales of pre-need cemetery merchandise are deferred until the merchandise is delivered.

Pre-need  sales  of  cemetery  services  (primarily   merchandise  delivery  and
installation fees and burial opening and closing fees) - revenue and costs associated with the sales of pre-need cemetery services are deferred until the services are performed.

Prearranged funeral and pre-need cemetery customer obtaining costs - costs incurred related to obtaining new pre-need cemetery and prearranged funeral business are accounted for under the guidance of the provisions of Statement of Financial Accounting Standards No. 60 "Accounting and Reporting by Insurance Enterprises" (FAS No. 60). Obtaining costs, which include only costs that vary with and are primarily related to the acquisition of new pre-need cemetery and prearranged funeral business, are deferred until the merchandise is delivered or services are performed.

Revenues and costs for at-need sales are recorded when a valid contract exists, the services are performed, collection reasonably assured and there are no significant obligations remaining.

The Company, through its mortuary and cemetery operations, provides a guaranteed funeral arrangement wherein a prospective customer can receive future goods and services at guaranteed prices. To accomplish this, the Company, through its life insurance operations, sells to the customer an increasing benefit life insurance policy that is assigned to the mortuaries. If, at the time of need, the policyholder/potential mortuary customer utilizes one of the Company's facilities, the guaranteed funeral arrangement contract that has been assigned will provide the funeral goods and services at the contracted price. The increasing life insurance policy will cover the difference between the original contract prices and current prices. Risks may arise if the difference cannot be fully met by the life insurance policy. However, management believes that given current inflation rates and related price increases of goods and services, the risk of exposure is minimal.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



1) Significant Accounting Principles (Continued)

Mortgage Operations

Mortgage fee income consists of origination fees, processing fees and certain other income related to the sale of mortgages. For mortgages sold, mortgage fee income and related expenses are recognized at the time the loan meets the sales criteria for financial assets which are: (1) the transferred assets have been isolated from the Company and its creditors, (2) the transferee has the right to pledge or exchange the mortgage, and (3) the Company does not maintain effective control over the transferred mortgage.

The majority of loans originated are sold to third party investors. The amounts sold to investors are shown on the balance sheet as mortgage loans sold to investors and are shown on the basis of the amount due from the investors, which includes fees. Any impairment to sold loans or possible loan losses are included in a separate provision for loan losses. The estimates are based upon historical experience and best estimate of future liabilities. At December 31, 2004 and 2003 the provision for loan losses was $1,432,000 and $1,919,000, respectively.

The Company accrues an estimate of future losses on mortgage loans sold to third party investors. The Company may be required to reimburse third party investors for costs associated with early payoff of loans within the first year of duration and to repurchase loans in default within the first year. The estimates are based upon historical experience and best estimate of future liabilities.

Excess of Cost Over Net Assets of Acquired Businesses

Previous acquisitions have been accounted for as purchases under which assets acquired and liabilities assumed were recorded at the fair values. The Company evaluates annually or when changes in circumstances warrant the recoverability of the amounts recorded and if there is a decrease in value they are recognized in income. In accordance with FAS 142 the Company no longer amortizes excess of cost over net assets of acquired business ("goodwill"). Pro forma information related to the amortization of goodwill has not been presented since it is not material.

Long-lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset, and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Income Taxes

Income taxes include taxes currently payable plus deferred taxes related to the tax effect of temporary differences in the financial reporting basis and tax basis of assets and liabilities. Such temporary differences are related principally to the deferral of policy acquisition costs and the provision for future policy benefits in the insurance operations, and unrealized gains on fixed maturity and equity securities available for sale.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



1) Significant Accounting Principles (Continued)

Earnings Per Common Share

The Company computes earnings per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". This Standard requires presentation of basic and diluted earnings per share. Basic earnings per share are computed by dividing net earnings by the weighted average number of common shares outstanding during each year presented, after the effect of the assumed conversion of Class C Common Stock to Class A Common Stock, the acquisition of treasury stock, and the retroactive effect of stock dividends declared. Diluted earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the year plus the incremental shares that would have been outstanding under certain deferred compensation plans.

Stock Compensation

In accordance with the provisions of SFAS 123, the Company has elected to continue to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), and related interpretations in accounting for its stock option plans.

The Company has three fixed option plans (the "1993 Plan" the "2000 Plan", and the "2003 Plan"). In accordance with APB Opinion No. 25, no compensation cost has been recognized for these plans. Had compensation cost for these plans been determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123, the Company's net income would have been reduced by approximately $1,090,458, $490,145 and $533,520 in 2004, 2003
and 2002, respectively. As a result, basic and diluted earnings per share would have been reduced by $.18, and $.08 in 2004 and 2003, respectively, and basic of $.10 and diluted of $.09 for the year 2002.

The weighted average fair value of options granted in 2004 under the 2000 Plan and the 2003 Plan is estimated at $1.71 as of the grant date using the Black Scholes Option Pricing Model with the following assumptions: dividend yield of 5%, volatility of 74%, risk-free interest rate of 3.4%, and an expected life of five to ten years.

The weighted average fair value of each option granted in 2003 under the 1993 Plan, and the 2000 Plan is estimated at $2.63 as of the grant date using the Black Scholes option-pricing model with the following assumptions: dividend yield of 5%, volatility of 73%, risk-free interest rate of 4%, and an expected life of two years.

The weighted average fair value of options granted in 2002 under the 1993 Plan, and the 2000 Plan, is estimated at $2.88 as of the grant date using the Black Scholes Option Pricing Model with the following assumptions: dividend yield of 5%, volatility of 74%, risk-free interest rate of 3.8%, and an expected life of five to ten years.

The Company also has one variable option plan (the "1987 Plan"). In accordance with APB Opinion No. 25, compensation cost related to options granted and outstanding under these plans is estimated and recognized over the period of the award based on changes in the current market price of the Company's stock over the vesting period. Options granted under the 1987 Plan are exercisable for a period of ten years from the date of grant.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



1) Significant Accounting Principles (Continued)

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts, which at times exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Recent Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after September 30, 2003. The adoption of SFAS No. 149 did not have a material effect on the Company's results of consolidated operations or financial position.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 requires that certain financial instruments, which under previous guidance may have been accounted for as equity, must now be accounted for as liabilities (or an asset in some circumstances). The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. This Statement is effective for all such financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company entered into an agreement with a stockholder in August 2003, wherein it purchased 124,000 shares of Class A Common Stock from this stockholder for $6.00 per share. The purchase of these shares is reflected in treasury stock. Also, under the terms of this agreement, the stockholder has agreed not to purchase or control, directly or indirectly, any additional shares of Class A or Class C Common Stock through August 2007, and on August 27, 2004, 2005, and 2006, the stockholder may request, but is not obligated to request, the Company to purchase an additional 100,000 shares of Class A Common Stock held by this stockholder for $6.00 per share. On October 26, 2004, the Company completed the stock purchase agreement when the Company purchased the remaining amount of 51,959 shares, thus under the agreement the Company will not be required to purchase any additional shares.

Effective December 31, 2003, the Company adopted EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("EITF 03-1"). EITF 03-1 provides guidance on the disclosure requirements for other-than-temporary Impairments of debt and marketable equity investments that are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. The adoption of EITF 03-1 requires the Company to include certain quantitative and qualitative disclosures for debt and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS 115 that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The adoption of EITF 03-1 did not have a material impact on the Company's consolidated financial position or results of operations.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



1) Significant Accounting Principles (Continued)

In April 2003, the FASB cleared Statement 133 Implementation Issue No. B36, Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor under Those Instruments ("Issue B36"). Issue B36 concluded that (i) a company's funds withheld payable and/or receivable under certain reinsurance arrangements, and (ii) a debt instrument that incorporates credit risk exposures that are unrelated or only partially related to the credit worthiness of the obligor include an embedded derivative feature that is not clearly and closely related to the host contract. Therefore, the embedded derivative feature must be measured at fair value on the balance sheet and changes in fair value reported in income. Issue B36 became effective on October 1, 2003. The adoption of Issue No. B36 did not have a material impact on the Company's consolidated financial position or results of operations.

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51", and subsequently issued a revision to this Interpretation in December 2003. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies to those variable interest entities considered to be special-purpose entities no later than December 31, 2003. The Interpretation must also be applied to all other variable interest entities no later March 31, 2004. Interpretation No. 46 did not have a material impact on the Company's consolidated financial position or results of operations.

In December 2004, FASB revised SFAS 123 to Share-Based Payment ("SFAS 123(R)"). SFAS 123(R) provides additional guidance on determining whether certain financial instruments awarded in share-based payment transactions are liabilities. SFAS 123(R) also requires that the cost of all share-based transactions be recorded in the financial statements. The revised pronouncement must be adopted by the Company by July 1, 2005. Implementation of SFAS 123(R) will not have a significant impact on the Company's consolidated financial statements in the period of implementation. However, any future stock options granted could have a significant impact on the Company's consolidated financial statements.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



2)  Investments

The Company's investments in fixed maturity securities held to maturity and equity securities available for sale as of December 31, 2004 are summarized as follows:

                                                                              Gross            Gross           Estimated
                                                          Amortized        Unrealized       Unrealized           Fair
                                                            Cost              Gains           Losses            Value
                                                          --------          ---------       ----------        ---------
December 31, 2004:
Fixed maturity securities held to maturity:
   Bonds:
     U.S. Treasury securities
           and obligations of U.S
   .       Government agencies                          $15,033,673        $  194,811       $ (43,407)         $15,185,077

     Obligations of states and
           political subdivisions                           492,290            30,274          (2,765)             519,799

     Corporate securities including
           public utilities                              50,572,235         2,261,608         (33,151)          52,800,692

     Mortgage-backed securities                           3,865,680            34,075        (115,578)           3,784,177

   Redeemable preferred stock                                20,883            20,250         --                    41,133
                                                        -----------        ----------       ---------          -----------
     Total fixed maturity
     securities held to maturity                        $69,984,761        $2,541,018       $(194,901)         $72,330,878
                                                        ===========        ==========       =========          ===========

Securities available for sale:
   Bonds
     U.S.  Treasury securities and obligations of U.S.
           Government agencies                         $    596,898       $    59,626       $   --            $    656,524

     Corporate securities including
           public utilities                               9,889,411           520,090           --              10,409,501

   Non-redeemable preferred stock                            56,031            49,063            (3,431)           101,663

   Common stock                                           1,981,218         2,564,992          (481,104)         4,065,106
                                                        -----------        ----------         ---------        -----------
         Total securities available for sale            $12,523,558        $3,193,771         $(484,535)       $15,232,794
                                                        ===========        ==========         =========        ===========

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



2)  Investments (Continued)

The Company's investments in fixed maturity securities held to maturity and equity securities available for sale as of December 31, 2003, are summarized as follows:


                                                                              Gross             Gross          Estimated
                                                          Amortized        Unrealized        Unrealized          Fair
                                                            Cost              Gains            Losses           Value
                                                          --------          ---------        ----------       ---------
December 31, 2003:
Fixed maturity securities held to maturity:
   Bonds:
     U.S. Treasury securities
           and obligations of U.S
   .       Government agencies                          $ 3,080,471        $  180,125     $     --             $ 3,260,596

     Obligations of states and
           political subdivisions                           261,360            25,091            (693)             285,758

     Corporate securities including
           public utilities                              30,289,401         1,176,618        (110,514)          31,355,505

     Mortgage-backed securities                           3,634,752            78,663         (28,654)           3,684,761

   Redeemable preferred stock                                28,005            17,400          (7,047)              38,358
                                                        -----------        ----------       ---------          -----------
     Total fixed maturity
     securities held to maturity                        $37,293,989        $1,477,897       $(146,908)         $38,624,978
                                                        ===========        ==========       =========          ===========

Securities available for sale:
   Bonds
     U.S.  Treasury securities and obligations of U.S.
           Government agencies                        $     595,177        $   81,604       $  --             $    676,781

     Corporate securities including
           public utilities                              12,618,880           974,376          --               13,593,256

   Non-redeemable preferred stock                            56,030            42,688            (4,006)            94,712

   Common stock                                           1,925,431         1,958,319          (525,018)         3,358,732
                                                        -----------        ----------         ---------        -----------
       Total securities available for sale              $15,195,518        $3,056,987         $(529,024)       $17,723,481
                                                        ===========        ==========         ==========       ===========

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



2)   Investments (Continued)

The fair values for fixed maturity securities are based on quoted market prices, when available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services, or in the case of private placements, are estimated by discounting expected future cash flows using a current market value applicable to the coupon rate, credit and maturity of the investments. The fair values for equity securities are based on quoted market prices.

The amortized cost and estimated fair value of fixed maturity securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                               Amortized        Estimated Fair
Held to Maturity:                                Cost               Value
                                              ----------          ----------

    Due in 2005                              $ 1,687,683         $ 1,709,558
    Due in 2006 through 2009                   5,209,521           5,600,338
    Due in 2010 through 2014                  11,252,266          11,767,372
    Due after 2014                            43,538,491          44,989,369
    Mortgage-backed securities                 8,275,917           8,223,108
    Redeemable preferred stock                    20,883              41,133
                                             -----------         -----------
         Total held to maturity              $69,984,761         $72,330,878
                                             ===========         ===========

                                               Amortized         Estimated Fair
Available for Sale:                               Cost               Value
                                              ----------          ----------

    Due in 2005                              $ 4,014,336        $  4,091,321
    Due in 2006 through 2009                   5,212,933           5,557,089
    Due in 2010 through 2014                   1,161,101           1,300,541
    Due after 2014                                97,939             117,074
    Non-redeemable preferred stock                56,031             101,663
    Common stock                               1,981,218           4,065,106
                                             -----------         -----------
         Total available for sale            $12,523,558         $15,232,794
                                             ===========         ===========

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



2)  Investments (Continued)

The Company's realized gains and losses in investments and other assets are summarized as follows:


                                           2004         2003        2002
                                           ----         ----        ----
 Fixed maturity securities held to maturity:

     Gross realized gains                $36,933      $ 3,549    $  37,172
     Gross realized losses               (26,355)      (5,665)        (557)

 Securities available for sale:
     Gross realized gains                  3,310            1          354
     Gross realized losses                (6,364)         (40)      (1,424)
     Other assets                         66,907           --      985,275
                                         -------       -------   ---------
         Total                           $74,431       $(2,155)  $1,020,820
                                         =======       =======   ==========

Generally gains and losses from held to maturity securities are a result of early calls and related amortization of premiums or discounts.

Mortgage loans consist of first and second mortgages. The mortgage loans bear interest at rates ranging from 3.625% to 21%, maturity dates range from three months to 30 years and are secured by real estate. Concentrations of credit risk arise when a number of mortgage loan debtors have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic conditions. Although the Company has a diversified mortgage loan portfolio consisting of residential mortgages, commercial loans and residential construction loans and requires collateral on all real estate exposures, a substantial portion of its debtors' ability to honor obligations is reliant on the economic stability of the geographic region in which the debtors do business. The Company has 76% of its mortgage loans in the state of Utah. The mortgage loans on real estate balances on the consolidated balance sheet are reflected net of an allowance for bad debt $254,893 and $14,893 at December 31, 2004 and 2003, respectively.

There were no investments, aggregated by issuer, in excess of 10% of shareholders' equity (before net unrealized gains and losses on available for sale securities) at December 31, 2004, other than investments issued or guaranteed by the United States Government.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



2)  Investments (Continued)

Major categories of net investment income are as follows:

                                                  2004               2003           2002
                                                  ----               ----           ----
     Fixed maturity  securities               $ 4,438,808        $ 3,407,177     $ 3,228,042
     Equity securities                             67,120             54,481          53,889
     Mortgage loans on real estate              3,403,110          1,931,358       1,350,882
     Real estate                                1,322,796          1,509,932       1,501,534
     Policy loans                                 673,404            676,201         663,554
     Short-term investments and other           7,276,009         10,918,563       6,691,657
                                              -----------       ------------     -----------
       Gross investment income                 17,181,247         18,497,712     13,489,558
     Investment expenses                       (1,242,071)        (1,195,115)      (950,128)
                                             ------------       ------------     ----------
     Net investment income                    $15,939,176        $17,302,597     $12,539,430
                                              ===========        ===========     ===========


Net investment income includes net investment income earned by the restricted assets of the cemeteries and mortuaries of approximately $781,000, $848,000 and $924,000 for 2004, 2003, and 2002, respectively.

Investment expenses consist primarily of depreciation, property taxes and an estimated portion of administrative expenses relating to investment activities.

Securities on deposit for regulatory authorities as required by law amounted to $9,710,534 at December 31, 2004 and $8,850,755 at December 31, 2003.

3)  Cost of Insurance Acquired

Information with regard to cost of insurance acquired is as follows:

                                 2004             2003             2002
                                 ----             ----             ----
Balance at
  beginning of year          $14,980,763      $16,408,849       $ 8,081,223
                             -----------      -----------       -----------
Cost of insurance
  acquired                       304,042         (110,754)        9,106,309
                             -----------      -----------       -----------

Imputed interest at 7%        1,016,199         1,098,636           857,153
Amortization                 (2,247,507)       (2,415,968)       (1,635,836)
                             ----------       -----------       -----------
Net amortization
  charged to income          (1,231,308)       (1,317,332)         (778,683)
                             ----------       -----------       -----------
Balance at end
  of year                   $14,053,497       $14,980,763       $16,408,849
                            ===========       ===========       ===========

Presuming no additional acquisitions, net amortization charged to income is expected to approximate $1,130,151, $1,031,605, $962,386, $899,312, and $860,501
for the years 2005 through 2009. Actual amortization may vary based on changes in assumptions or experience.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



4) Property and Equipment

The cost of property and equipment is summarized below:

                                                    December 31,
                                               2004             2003
                                               ----             ----
Land and buildings                          $11,310,114     $ 11,140,690
Furniture and equipment                      11,066,917       10,288,299
                                            -----------     ------------
                                             22,377,031       21,428,989
Less accumulated depreciation               (11,856,366      (10,419,573)
                                            -----------     ------------
     Total                                  $10,520,665      $11,009,416
                                            ===========      ===========

5)   Bank Loans Payable

Bank loans payable are summarized as follows:
                                                             December 31,
                                                         2004          2003
                                                         ----          ----
6.59% note payable in monthly installments
  of $34,680 including principal and interest,
  collateralized by 15,000 shares of Security
  National Life stock,  due December 2004.           $      --         $391,363

6% note payable in monthly installments of $5,693
  including principal and interest, collateralized
  by real property, with a book value of
  approximately $850,000, due September 2010.             633,596       662,944

6.93% note payable in monthly installments of
  $14,175 including principal and Interest,
  collateralized by real property with a book
  value of approximately $860,000, due November 2007.   1,476,813     1,519,198

$1,153,572 in 2004 and $2,230,016 in 2003 revolving
  line of credit at 6.15%, interest payable monthly
  and a reduction in principal due in semi-annual
  installments, collateralized by 15,000 shares of
  Security National Life Insurance Company
  stock, due December 2005.                               445,811     2,178,075

Bank prime rate plus 1/2% (5.75% at December 31, 2004)
  note payable in monthly installments of $7,235
  including principal and interest, collateralized by
  real property, with a book value of approximately
  $678,000, due August 2004.                                 --          60,683

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated financial Statements
Years Ended December 31, 2004, 2003, and 2002



5) Bank Loans Payable (Continued)
                                                             December 31,
                                                         2004          2003
                                                         ----          ----

Bank prime rate less 1.35% (3.90% at December 31, 2004)
  note payable in monthly installments of $2,736
  including principal and interest, collateralized by
  15,000 shares of Security National Life Insurance
  Company stock, due December 2005.                     68,562           98,880

7.35% note payable in monthly installments of $14,975
  including principal and interest, collateralized
  by 15,000 shares of Security National Life
  Insurance Company stock, due December 2006.          333,145          482,394

5.87% note payable, interest only to July 1, 2003,
  thereafter, interest and monthly principal payments
  of $134,000, collateralized by 15,000 shares of
  Security National Life Insurance Company Stock,
  due January 2010.                                  7,206,641        8,413,993

Market to market adjustment (see note 17)               36,810          303,029

Other collateralized bank loans payable                240,728          312,111
                                                    ----------      -----------
  Total bank loans                                  10,442,106       14,422,670

Less current installments                            2,136,957        3,688,647
                                                  ------------    -------------
Bank loans, excluding current installments        $  8,305,149    $  10,734,023
                                                  ============    =============

In addition to the lines of credit described above, the Company has line of credit agreements with a bank for $2,500,000, of which none were outstanding at December 31, 2004 or 2003. The lines of credit are for general operating purposes and bear interest at the bank's prime rate and must be repaid every 30 days.

See Note 6 for summary of maturities in subsequent years.

6)  Notes and Contracts Payable

Notes and contracts payable are summarized as follows:
                                                            December 31,
                                                        2004          2003
                                                        ----          ----
Unsecured note payable due to former
  stockholders of Deseret Memorial, Inc.
  resulting from the acquisition of such entity.
  Amount represents the present value, discounted
  at 8%, of monthly annuity payments ranging from
  $4,600 to $5,000 plus an index adjustment in the
  7th through the 12th years, due September 2011.    $520,477          $545,921

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



6) Notes and Contracts Payable (Continued)
                                                             December 31,
                                                        2004            2003
                                                       ----             ----
Due to former stockholders of Greer Wilson
  resulting from the acquisition of
  such entity. Amount represents the present
  value, discounted at 10%, of monthly annuity
  payments of $7,000, due March 2005.                  20,655            98,319

9% note payable in monthly installments of
  $10,000 including principal and interest,
  collateralized by real property, with a
  book value of approximately $2,908,000,
  due July 2008.                                      397,133           459,138

Due to Memorial Estates Endowment Care
  Trust Fund for the remodel of the
  Cottonwood Funeral Home. 6% note payable
  in monthly installments of $5,339
  including principal and interest
  collateralized by the Funeral Home, with a
  book value of approximately $780,000,
  due March 2030.                                      932,924          954,475

Unsecured note payable due to former shareholder
  of Southern Security Life Insurance Company
  resulting from the acquisition of such entity.
  6.5% note payable in five annual installments
  with principal payments of $158,840, due
  April 2005.                                         158,840           317,680

Due to shareholder of Security National Financial
  Corporation, 6.0% note payable in annual
  installments of $100,000 including principal
  and interest, due July 2005, secured
  by Company stock held in escrow.                    100,000           200,000

Due to shareholder of Security National
  Financial Corporation, 4.0% note payable
  in annual installments of $160,873
  including principal and interest, due
  January 2006, secured by Company
  stock held in escrow                                321,747           482,620

Other notes payable                                   436,763           382,541
                                                   ----------       -----------
Total notes and contracts payable                   2,888,539         3,440,694
Less current installments                             700,321           732,715
                                                   ----------        ----------

Notes and contracts, excluding
current installments                               $2,188,218        $2,707,979
                                                   ==========        ==========

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



6) Notes and Contracts Payable (Continued)

The following tabulation shows the combined maturities of bank loans payable, lines of credit and notes and contracts payable:

              2005                  $  2,837,278
              2006                     2,197,709
              2007                     1,825,997
              2008                     1,895,911
              2009                     1,874,575
              Thereafter               2,699,175
                                     -----------
              Total                  $13,330,645
                                     ===========

Interest paid approximated interest expense in 2004, 2003 and 2002.

7)  Cemetery and Mortuary Endowment Care and Pre-need Merchandise Funds

The Company owns and operates several endowment care cemeteries, for which it has established and maintains an endowment care fund. The Company records a liability to the fund for each space sold at current statutory rates. As of December 31, 2003 the Company owed the fund $41,335 in excess of the required contribution to the fund, and as of December 31, 2004, the Company owed the fund $26,587, which is recorded in other liabilities.

The Company has established and maintains certain restricted asset accounts to provide for future merchandise and service obligations incurred in connection with its pre-need sales. Such amounts are reported as restricted assets of cemeteries and mortuaries in the accompanying consolidated balance sheet.

Assets in the restricted asset account are summarized as follows:

                                                              December 31,
                                                        2004              2003
                                                        ----              ----
Cash and cash equivalents                              $776,997         $617,142
Mutual funds                                            273,258          188,732
Fixed maturity securities                                    --          108,554
Equity securities                                        86,555           77,778
Participation in mortgage loans
 with Security National Life                          4,005,957        3,719,807
Time certificate of deposit                              33,696           33,696
                                                     ----------       ----------
   Total                                             $5,176,463       $4,745,709
                                                     ==========       ==========

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



8)  Income Taxes

The Company's income tax liability at December 31 is summarized as follows:

                                                         December 31,
                                                  2004                   2003
                                                  ----                   ----
Current                                           $18,585               $18,585
Deferred                                       11,479,382            10,896,260
                                              -----------           -----------
Total                                         $11,497,967           $10,914,845
                                              ===========           ===========


Significant components of the Company's deferred tax (assets) and liabilities at December 31 are approximately as follows:

                                                            December 31,
                                                      2004               2003
                                                      ----               ----
Assets
Future policy benefits                           $(1,917,789)      $(1,676,881)
Unearned premium                                  (1,524,191)       (1,635,912)
Difference between book
   and tax basis of bonds                            (73,964)          (27,951)
Other                                               (337,038)         (605,932)
                                                ------------      ------------
Total deferred tax assets                         (3,852,982)       (3,946,676)
                                                ------------      ------------

Liabilities
Deferred policy acquisition costs                  5,056,822         4,889,696
Cost of insurance acquired                         2,317,477         2,486,035
Installment sales                                  2,940,268         2,367,510
Depreciation                                         824,718           891,725
Trusts                                             1,155,566         1,054,323
Tax on unrealized appreciation                       689,478           568,944
Reinsurance                                        2,084,117         1,974,996
Other                                                263,918           609,707
                                                ------------      ------------
Total deferred tax liabilities                    15,332,364        14,842,936
                                                ------------      ------------
Net deferred tax liability                       $11,479,382       $10,896,260
                                                ============      ============


The Company paid $126,894, $55,442 and $462,983 in income taxes for 2004, 2003 and 2002, respectively. The Company's income tax expense (benefit) is summarized as follows:

                                    2004                2003             2002
                                    ----                ----             ----
Current                            $15,106            $28,326          $595,254
Deferred                           636,430          2,862,343           970,139
                                ----------         ----------        ----------
Total                             $651,536         $2,890,669        $1,565,393
                                ==========         ==========        ==========

The reconciliation of income tax expense at the U.S. federal statutory rates is as follows:

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



8) Income Taxes (Continued)
                                           2004          2003             2002
                                           ----          ----             ----
Computed expense at statutory rate       $903,899     $3,218,056    $1,883,255
Special deductions allowed
   small life insurance companies        (243,873)      (285,991)     (315,923)
Dividends received deduction               (5,619)        (5,611)         (737)
Minority interest taxes                    47,376         13,469         7,429
Other, net                                (50,247)       (49,254)       (8,631)
                                      -----------    -----------   -----------
   Tax expense                           $651,536     $2,890,669    $1,565,393
                                      ===========    ===========   ===========

A portion of the life insurance income earned prior to 1984 was not subject to current taxation but was accumulated for tax purposes, in a "policyholders' surplus account." Under provisions of the Internal Revenue Code, the policyholders' surplus account was frozen at its December 31, 1983 balance and will be taxed generally only when distributed. As of December 31, 2004, the policyholders' surplus accounts approximated $4,500,000. Management does not intend to take actions nor does management expect any events to occur that would cause federal income taxes to become payable on that amount. However, if such taxes were accrued, the amount of taxes payable would be approximately $1,500,000.

The Company has a net operating loss carry forward of approximately $3,024,000, as of December 31, 2004. These carry forward amounts begin expiring in ten years and range up to 20 years.

9)       Reinsurance, Commitments and Contingencies

The Company follows the procedure of reinsuring risks in excess of a specified limit, which ranged from $30,000 to $75,000 during the years 2004 and 2003. The Company is liable for these amounts in the event such reinsurers are unable to pay their portion of the claims. The Company has also assumed insurance from other companies having insurance in force amounting to $815,445,000 at December 31, 2004 and $940,050,000 at December 31, 2003.

As part of the acquisition of Southern Security, the Company has a co-insurance agreement with The Mega Life and Health Insurance Company ("MEGA"). On December 31, 1992 Southern Security ceded to MEGA 18% of all universal life policies in force at that date. MEGA is entitled to 18% of all future premiums, claims, policyholder loans and surrenders relating to the ceded policies. In addition, Southern Security receives certain commission and expense reimbursement.

Mortgage loans originated and sold to unaffiliated investors are sold subject to certain recourse provisions.

On December 26, 2003, the Company entered into a partially Coinsurance and a partially Modified Coinsurance Agreement (CoModco Agreement) with Guaranty Income Life Insurance Company (Guaranty) effective September 30, 2003. The Company has reinsured 100% of certain blocks of Guaranty's traditional life, universal life and annuity businesses. The total liabilities reinsured for these blocks of businesses on October 1, 2003 were $60,527,887. The Company paid a ceding commission to Guaranty of $3,400,000 and will receive from Guaranty a risk charge of 1% of the outstanding Coinsurance per calendar quarter. Guaranty put into a bank trust investment grade bonds, which equal the outstanding liabilities assumed by the Company. The Company is named as a beneficiary of the trust and the terms of the trust are such that Guaranty will maintain investment grade bonds in the trust to equal the outstanding liabilities assumed by the Company. Under the CoModco Agreement the Coinsurance and the increase in reserves are equal. Under U. S. GAAP the Coinsurance and the reserve increases are netted

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



9) Reinsurance, Commitments and Contingencies (Continued)

since these are non-cash items, and the Company expects to recapture the Coinsurance from future profits of the reinsured business. Guaranty has the right to recapture the business at any time after December 31, 2004 upon 90 days advance notice. As of December 31, 2004 and 2003, the outstanding Coinsurance amount was $2,545,763 and $3,345,765, respectively. The Company recorded as income the risk charge for the years ended December 31, 2004 and 2003, of $121,831 and $34,000, respectively. In the event that the Company believes it will not recover the Coinsurance it will have to record as an expense and a future liability for the amount of such impairment. Effective January 1, 2005, Guaranty recaptured the reinsurance under this agreement and the agreement was cancelled between the Company and Guaranty. The recapture did not result in recognition of a gain or loss in the consolidated financial statements.

The Company leases office space and equipment under various non-cancelable agreements, with remaining terms up to five years. Minimum lease payments under these non-cancelable operating leases as of December 31, 2004, are approximately as follows:

                     Years Ending
                      December 31:
                         2005                            $588,000
                         2006                             381,000
                         2007                              97,000
                         2008                              90,000
                         2009                              49,000
                                                       ----------
                         Total                         $1,205,000
                                                       ==========

Total rent expense related to these non-cancelable operating leases for the years ended December 31, 2004, 2003, and 2002 was approximately $734,000, $396,000 and $200,000, respectively.

An action was brought against the Company in May 2001 by Glenna Brown Thomas, individually and as personal representative of the Estate of Lynn W. Brown, in the Third Judicial Court, Salt Lake County, Utah. The action asserts that
Memorial Estates, Inc. delivered to Lynn W. Brown six stock certificates totaling 2,000 shares of its common stock in 1970 and 1971. Mr. Brown died in 1972. It is also asserted that at the time the 2,000 shares were issued and outstanding, the shares represented a 2% ownership of Memorial Estates. It is further alleged that Mr. Brown was entitled to preemptive rights and, after the issuance of the stock to Mr. Brown, there were further issuances of stock without providing written notice to Mr. Brown or his estate of his right to purchase more stock.

It is further asserted that Thomas has the right to the transfer of Brown's shares on the books of Security National Financial Corporation as well as Memorial Estates, and to the restoration of Brown's proportion of share ownership in Memorial Estates at the time of his death by issuance and delivery to Thomas of sufficient shares of the Company's publicly traded and unrestricted stock in exchange for the 2,000 shares of Memorial Estates stock, including payment of all dividends from the date of Thomas's demand. The formal discovery cutoff was January 15, 2004. The Company has been verbally informed that Thomas will dismiss the case but such dismissal has not been communicated in writing. Until the case is actually dismissed, the Company intends to vigorously defend the matter, including the assertion that the statute of limitations bars the claims in their entirety.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



9) Reinsurance, Commitments and Contingencies (Continued)

The Company received a letter dated November 9, 2004 on behalf of Charles Hood, who worked at Singing Hills Memorial Park in El Cajon, California. He was hired in April 2003 as a groundskeeper with his work concluding on October 30, 2003. Mr. Hood claims that he wrote a letter to the Company outlining his concerns regarding the operation of the cemetery, and that the next day he was terminated. Even though he recognizes his relationship was as an at-will employee. Mr. Hood's claims against the Company also include, but are not limited to, violation of labor laws, whistleblower retaliation and inflection of emotional distress. The letter proposes a settlement in the amount of $275,000.

No lawsuit has been filed in the matter. The Company has been engaged in a review of the claims made in the letter. Based on its investigation, the Company believes that Mr. Hood voluntarily quit and was not terminated. Counsel for the Company and counsel for Mr. Hood have been in discussion concerning the matter. At this stage of the investigation, the Company does not believe there is any justification for the claims being made. If a resolution of the dispute is not achieved and litigation ensues, the Company is prepared to vigorously defend the action.

The Company also received a letter dated November 29, 2004 on behalf of Roger Gornichec, who the Company recognizes as having been an independent contractor. The attorney who wrote the letter on behalf of Mr. Hood also wrote the letter on behalf of Mr. Gornichec. Mr. Gornichec concluded his services as an agent selling insurance in the spring of 2003 and his license to sell cemetery plots was not renewed in the summer of 2004. Mr. Gornichec asserts that he was an employee contrary to the Company's position.

The claims made on behalf of Mr. Gornichec include, but are not limited to, wrongful termination in violation of public policy, misrepresentation, age discrimination, whistle-blower retaliation, interference with economic advantage, breach of contract, breach of the covenant of good faith and fair dealing, and infliction of emotional distress. Mr. Gornichec also claims that he is owed a certain amount from a retirement plan. The letter proposes a settlement in the amount of $420,000. Based on its investigation, the Company believes that Mr. Gornichec was an independent contractor, not an employee, and that the claims and the settlement amount sought are not justified. If the matter is not resolved and litigation ensues, the Company is prepared to vigorously defend the action.

The Company is a defendant in various other legal actions arising from the normal conduct of business. Management believes that none of the actions will have a material effect on the Company's financial position or results of operations. Based on management's assessment and legal counsel's representations concerning the likelihood of unfavorable outcomes, no amounts have been accrued for the above claims in the consolidated financial statements.

10)   Retirement Plans

The Company and its subsidiaries have a noncontributory Employee Stock Ownership Plan (ESOP) for all eligible employees. Eligible employees are primarily those with more than one year of service, who work in excess of 1,040 hours per year. Contributions, which may be in cash or stock of the Company, are determined annually by the Board of Directors. The Company's contributions are allocated to eligible employees based on the ratio of each eligible

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES\\
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



10) Retirement Plans (Continued)

employee's compensation to total compensation for all eligible employees during each year. ESOP contribution expense totaled $105,196, $98,588, and $99,612 for 2004, 2003, and 2002, respectively. At December 31, 2004 the ESOP held 577,183 shares of Class A and 1,553,041 shares of Class C common stock of the Company. All shares held by the ESOP have been allocated to the participating employees and all shares held by the ESOP are considered outstanding for purposes of computing earnings per share.

The Company has a 401(k) savings plan covering all eligible employees, as defined above, which includes employer participation in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan allows participants to make pretax contributions up to the lesser of 15% of total annual compensation or the statutory limits.

The Company may match up to 50% of each employee's investment in Company stock, up to 1/2% of 1% of the employee's total annual compensation. The Company's match will be Company stock and the amount of the match will be at the discretion of the Company's Board of Directors. The Company's matching 401(k) contributions for 2004, 2003, and 2002 were $5,746, $4,493, and $7,975, respectively. Also, the Company may contribute, at the discretion of the Company's Board of Directors, an Employer Profit Sharing Contribution to the 401(k) savings plan. The Employer Profit Sharing Contribution shall be divided among three different classes of participants in the plan based upon the participant's title in the Company. The Company contributions for 2004, 2003 and 2002 were $128,949, $110,081, and $142,218, respectively. All amounts contributed to the plan are deposited into a trust fund administered by an independent trustee.

In 2001, the Company's Board of Directors adopted a Deferred Compensation Plan. Under the terms of the Plan, the Company will provide deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Board has appointed a Committee of the Company to be the Plan Administrator and to determine the employees who are eligible to participate in the plan. The employees who participate may elect to defer a portion of their compensation into the plan. The Company may contribute into the plan at the discretion of the Company's Board of Directors. The Company's contributions for 2004, 2003 and 2002 were $123,249, $95,485, and $100,577, respectively.

The Company has Deferred Compensation Agreements with its Chief Executive Officer and its past Senior Vice President. The Deferred Compensation is payable on the retirement or death of these individuals either in annual installments (10 years) or in a lump sum settlement, if approved by the Board of Directors. The amount payable is $65,839 per year with cost of living adjustments each anniversary. The Compensation Agreements also provides that any remaining balance will be payable to their heirs in the event of their death. In addition the Agreement provides that the Company will pay the Group Health coverages for these individuals and/or their spouses. In 2004 and 2003, the Company increased its liability for these future obligations by $10,000 and $2,000, respectively. The current balance as of December 31, 2004 is $714,000.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



10)   Retirement Plans (Continued)

On July 16, 2004, the Company entered into an employment agreement with Scott M. Quist, its President and Chief Operating Officer. The agreement is effective as of December 4, 2003 and has a five-year term, but the Company has agreed to renew the agreement on December 4, 2008 and 2013 for additional five-year terms, provided Mr. Quist performs his duties with usual and customary care and diligence. Under the terms of the agreement, Mr. Quist is to devote his full time to the Company serving as its President, General Counsel and Chief Operating Officer at not less than his current salary and benefits. The Company also agrees to maintain a group term life insurance policy of not less than $1,000,000 on Mr. Quist's life and a whole life insurance policy in the amount of $500,000 on Mr. Quist's life. In the event of disability, Mr. Quist's salary would be continued for up to five years at 75% of its current level.

In the event of a sale or merger of the Company and Mr. Quist is not retained in his current position, the Company would be obligated to continue Mr. Quist's current compensation and benefits for seven years following the merger or sale. The agreement further provides that Mr. Quist is entitled to receive annual retirement benefits beginning (i) one month from the date of his retirement (to commence no sooner than age 65), (ii) five years following complete disability, or (iii) upon termination of his employment without cause. These retirement benefits are to be paid for a period of ten years in annual installments in the amount equal to 75% of his then current rate of compensation. However, in the event that Mr. Quist dies prior to receiving all retirement benefits thereunder, the remaining benefits are to be paid to his heirs. The Company expensed $31,500 and $328,000 in fiscal 2004 and 2003, respectively, to cover the present value of anticipated retirement benefits under the employment agreement. The liability accrued is $359,500 and $328,000 as of December 31, 2004 and 2003, respectively

On December 4, 2003, the Company, through its subsidiary SecurityNational Mortgage Company, entered into an employment agreement with J. Lynn Beckstead, Jr., Vice President of Mortgage Operations and President of SecurityNational Mortgage Company. The agreement has a five-year term, but the Company has agreed to renew the agreement on December 4, 2008 and 2013 for additional five-year terms, provided Mr. Beckstead performs his duties with usual and customary care and diligence. Under the terms of the agreement, Mr. Beckstead is to devote his full time to the Company serving as President of SecurityNational Mortgage Company at not less than his current salary and benefits, and to include $350,000 of life insurance protection. In the event of disability, Mr. Beckstead's salary would be continued for up to five years at 50% of its current level.

In the event of a sale or merger of the Company, and Mr. Beckstead were not retained in his current position, the Company would be obligated to continue Mr. Beckstead's current compensation and benefits for five years following the merger or sale. The agreement further provides that Mr. Beckstead is entitled to receive annual retirement benefits beginning (i) one month from the date of his retirement (to commence no sooner than age 62 1/2) (ii) five years following complete disability, or (iii) upon termination of his employment without cause. These retirement benefits are to be paid for a period of ten years in annual installments in the amount equal to one-half of his then current annual salary. However, in the event that Mr. Beckstead dies prior to receiving all retirement benefits thereunder, the remaining benefits are to be paid to his heirs. The Company expensed in 2004 and 2003 approximately $18,500 and $172,000, respectively, to cover the present value of the retirement benefit of the agreement. The liability accrued is $190,500 and $172,000, as of December 31, 2004 and 2003, respectively.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



11)  Capital Stock

The following table summarizes the activity in shares of capital stock for the three-year period ended December 31, 2004:

                                                       Class A         Class C
                                                      --------        ---------
Balance at January 1, 2002                            5,363,591       6,113,430

      Exercise of stock options                         132,371           --
      Stock Dividends                                   276,012         294,419
      Conversion of Class C to Class A                   22,518        (225,180)
                                                     ----------      ----------
Balance at December 31, 2002                          5,794,492       6,182,669
                                                     ----------      ----------

      Exercise of stock options                         176,725           --
      Stock Dividends                                   301,774         308,086
      Conversion of Class C to Class A                    2,113         (21,117)
                                                     ----------      ----------
Balance at December 31, 2003                          6,275,104       6,469,638
                                                     ----------      ----------

      Exercise of stock options                         127,888           --
      Stock Dividends                                   321,932         308,007
      Conversion of Class C to Class A                   30,946        (309,446)
                                                     ----------      ----------

Balance at December 31, 2004                          6,755,870       6,468,199
                                                     ==========      ==========

The Company has two classes of common stock with shares outstanding, Class A and Class C. Class C shares vote share for share with the Class A shares on all matters except election of one-third of the directors who are elected solely by the Class A shares, but generally are entitled to a lower dividend participation rate. Class C shares are convertible into Class A shares at any time on a ten to one ratio.

Stockholders of both classes of common stock have received 5% stock dividends in the years 1990 through 2004, as authorized by the Company's Board of Directors.

The Company has Class B Common Stock of $1.00 par value, 5,000,000 shares authorized, of which none are issued. Class B shares are non-voting stock except to any proposed amendment to the Articles of Incorporation which would affect Class B Common Stock.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



11)  Capital Stock (Continued)

Earnings per share amounts have been adjusted for the effect of annual stock dividends. In accordance with SFAS 128, the basic and diluted earnings per share amounts were calculated as follows:

                                               2004         2003         2002
                                               ----         ----         ----
Numerator:
   Net income                               $2,122,272   $6,596,497  $3,991,280
                                            ==========   ==========  ==========

Denominator:
   Denominator for basic earnings
    per share-weighted-average shares        6,001,861    5,851,814   5,572,783
                                            ----------   ----------  ----------

   Effect of dilutive securities:
     Employee stock options                    214,462      149,952     169,543
     Stock appreciation rights                   1,628        2,007       1,828
                                            ----------   ----------  ----------
Dilutive potential common shares               216,090      151,959     171,371
                                            ----------   ----------  ----------

   Denominator for diluted earnings per
     share-adjusted weighted-average
     shares and assumed conversions          6,217,951    6,003,773   5,744,154
                                            ==========   ==========  ==========

Basic earnings per share                          $.35        $1.13        $.72
                                                  ====        =====        ====
Diluted earnings per share                        $.34        $1.10        $.69
                                                  ====        =====        ====

12)    Stock Compensation Plans

In 1987,  the Company  adopted the 1987  Incentive  Stock  Option Plan (the 1987
Plan). The 1987 Plan provides that shares of the Class A Common Stock of the Company may be optioned to certain officers and key employees of the Company. The 1987 Plan establishes a Stock Option Plan Committee which selects the employees to whom the options will be granted and determines the price of the stock. The 1987 Plan establishes the minimum purchase price of the stock at an amount which is not less than 100% of the fair market value of the stock (110% for employees owning more than 10% of the total combined voting power of all classes of stock).

The 1987 Plan provides that if additional shares of Class A Common Stock are issued pursuant to a stock split or a stock dividend, the number of shares of Class A Common Stock then covered by each outstanding option granted hereunder shall be increased proportionately with no increase in the total purchase price of the shares then covered, and the number of shares of Class A Common Stock reserved for the purpose of the 1987 Plan shall be increased by the same proportion.

In the event that the shares of Class A Common Stock of the Company from time to time issued and outstanding are reduced by a combination of shares, the number of shares of Class A Common Stock then covered by each outstanding option granted hereunder shall be reduced proportionately with no reduction in the total price of the shares then so covered, and the number of shares of Class A Common Stock reserved for the purposes of the 1987 Plan shall be reduced by the same proportion.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



12) Stock Compensation Plans (Continued)

The 1987 Plan terminated in 1997 and options granted are non-transferable. Options granted and outstanding under the 1987 Plan include Stock Appreciation Rights which permit the holder of the option to elect to receive cash, amounting to the difference between the option price and the fair market value of the stock at the time of the exercise, or a lesser amount of stock without payment, upon exercise of the option.

Activity of the 1987 Plan is summarized as follows:

                                             Number of
                                          Class A Shares   Option Price
Outstanding at January 1, 2002                188,890      $3.53 - $3.88

   Dividend                                       576
   Exercised                                 (119,974)
   Expired                                    (58,773)
                                            ---------

Outstanding at December 31, 2002               10,719             $3.36
                                            ---------

   Dividend                                       201
   Exercised                                   (6,700)
                                             --------

Outstanding at December 31, 2003                4,220              $3.20
                                             --------

   Dividend                                       158
   Exercised                                   (1,055)
                                             --------

Outstanding at December 31, 2004                3,323              $3.05
                                             ========

Exercisable at end of year                      3,323              $3.05
                                             ========

Available options for future grant
   1987 Stock Incentive Plan                     --
                                             ========

On  June  21,  1993,  the  Company  adopted  the  Security  National   Financial
Corporation 1993 Stock Incentive Plan (the "1993 Plan"), which reserved 300,000 shares of Class A Common Stock for issuance thereunder.

The 1993 Plan allows the Company to grant options and issue shares as a means of providing equity incentives to key personnel, giving them a proprietary interest in the Company and its success and progress.

The 1993 Plan provides for the grant of options and the award or sale of stock to officers, directors, and employees of the Company. Both "incentive stock options," as defined under Section 422A of the Internal Revenue Code of 1986 (the "Code"), and "non-qualified options" may be granted pursuant to the 1993 Plan. Options intended as incentive stock options may be issued only to employees, and must meet certain conditions imposed by the Code,

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



12) Stock Compensation Plans (Continued)

including a requirement that the option exercise price be not less than the fair market value of the option shares on the date of grant. The 1993 Plan provides that the exercise price for non-qualified options will be not less than at least 50% of the fair market value of the stock subject to such option as of the date of grant of such options, as determined by the Company's Board of Directors.

The options were granted to reward certain officers and key employees who have been employed by the Company for a number of years and to help the Company retain these officers by providing them with an additional incentive to contribute to the success of the Company.

The 1993 Plan is administered by the Board of Directors or by a committee designated by the Board. The 1993 Plan provides that if the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of options shall be increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend. No options may be exercised for a term of more than ten years from the date of grant.

On November 7, 1996, the Company amended the Plan as follows: (i) to increase the number of shares of Class A Common Stock reserved for issuance under the plan from 300,000 Class A shares to 600,000 Class A shares; and (ii) to provide that the stock subject to options, awards and purchases may include Class C common stock.

On October 14, 1999, the Company amended the 1993 Plan to increase the number of shares of Class A Common Stock reserved for issuance under the plan from 746,126 Class A shares to 1,046,126 Class A shares. The Plan had a term of ten years and was terminated in 2003 and options granted thereunder are non-transferable.

Activity of the 1993 Plan is summarized as follows:
                                                   Number of
                                                 Class A Shares    Option Price
Outstanding at January 1, 2002                      772,063        $2.02 - $3.59
   Dividend                                          21,077
   Granted                                          185,250
   Cancelled                                       (190,018)
   Exercised                                       (283,703)
                                                 ----------

Outstanding at December 31, 2002                    504,669        $2.02 - $4.46
   Dividend                                          30,609
   Granted                                          371,000
   Exercised                                       (263,496)
                                                 ----------

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



12) Stock Compensation Plans (Continued)

                                                  Number of
                                               Class A Shares      Option Price
Outstanding at December 31, 2003                    642,782       $2.07 - $6.18

   Dividend                                          16,176
   Granted                                            --
   Exercised                                       (310,341)
   Cancelled                                         (8,925)
                                              -------------

Outstanding at December 31, 2004                    339,692       $1.97 - $5.35
                                              =============

Exercisable at end of year                          339,692       $1.97 - $5.35
                                              =============
Available options for future grant
   1993 Stock Incentive Plan                        --
                                              =============

On October 16, 2000, the Company adopted the Security National Financial Corporation 2000 Director Stock Option Plan (the "2000 Plan"), which reserved 50,000 shares of Class A Common Stock for issuance thereunder. Effective November 1, 2000, and on each anniversary date thereof during the term of the 2000 Plan, each outside Director who shall first join the Board after the effective date shall be granted an option to purchase 1,000 shares upon the date which such person first becomes an outside Director and an annual grant of an option to purchase 1,000 shares on each anniversary date thereof during the term of the 2000 Plan. The options granted to outside Directors shall vest in their entirety on the first anniversary date of the grant.

The primary purposes of the 2000 Plan are to enhance the Company's ability to attract and retain well-qualified persons for service as directors and to provide incentives to such directors to continue their association with the Company.

The 2000 Plan provides that if the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of options shall be increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivisions, combination or stock dividend.

The term of the 2000 Plan is five years.

Activity of the 2000 Plan is summarized as follows:

                                                   Number of
                                                 Class A Shares   Option Price
Outstanding at January 1, 2002                           8,610    $2.04 - $2.43
   Dividend                                                631
   Granted                                               4,000
                                                       -------

Outstanding at December 31, 2002                        13,241    $1.94 - $2.86
   Dividend                                                697
   Granted                                               4,000
   Exercised                                            (3,311)
                                                     ---------

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



12) Stock Compensation Plans (Continued)

                                                     Number of
                                                  Class A Shares   Option Price

Outstanding at December 31, 2003                      14,627       $1.85 - $5.72

   Dividend                                              931
   Granted                                             4,000
   Exercised                                             --
                                                      ------

Outstanding at December 31, 2004                      19,558       $1.76 - $5.45
                                                     =======

Exercisable at end of year                            15,358       $1.76 - $5.45
                                                     =======

Available options for future
    grant 2000 Director Plan                          40,606
                                                     =======

On July 11, 2003, the Company adopted the Security National Financial Corporation 2003 Stock Option Plan (the "2003 Plan"), which reserved 500,000 shares of Class A Common Stock and 1,000,000 shares of Class C Common Stock for issuance thereunder. The 2003 Plan allows the Company to grant options and issue shares as a means of providing equity incentives to key personnel, giving them a proprietary interest in the Company and its success and progress.

The 2003 Plan provides for the grant of options and the award or sale of stock to officers, directors, and employees of the Company. Both "incentive stock options", as defined under Section 422A of the Internal Revenue Code of 1986 (the "Code") and "non-qualified options" may be granted under the 2003 Plan.

The 2003 Plan is to be administered by the Board of Directors or by a committee designated by the Board. The terms of options granted or stock awards or sales affected under the 2003 Plan are to be determined by the Board of Directors or its committee. No options may be exercised for a term of more than ten years from the date of the grant. Options intended as incentive stock options may be issued only to employees, and must meet certain conditions imposed by the code, including a requirement that the option exercise price be no less than the fair market value of the option shares on the date of grant. The 2003 Plan provides that the exercise price for non-qualified options will not be less than at least 50% of the fair market value of the stock subject to such option as of the date of grant of such options, as determined by the Company's Board of Directors.

The 2003 Plan has a term of ten years. The Board of Directors may amend or terminate the 2003 Plan at any time, from time to time, subject to approval of certain modifications to the 2003 Plan by the shareholders of the Company as may be required by law or the 2003 Plan.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



12) Stock Compensation Plans (Continued)

Activity of the 2003 Plan is summarized as follows:

                                      Number of        Number of        Option
                                    Class A Shares  Class C Shares(1)  Price(1)
Outstanding at December 31, 2003           -0-           -0-
                                      ---------       ----------

Outstanding at January 1, 2004             -0-           -0-

   Dividend                              7,675           50,000
   Granted                             153,500        1,000,000
   Exercised                             -0-             -0-
                                      --------       ----------

Outstanding at December 31, 2004       161,175       1,050,000    $3.77 - $3.08
                                      ========       =========

Exercisable at end of year             161,175       1,050,000    $3.77 - $3.08
                                      ========       =========

Available options for future grant
   2003 Stock Incentive Plan           390,075          52,500
                                      ========       =========

(1) Class "C" shares are converted to Class "A" shares on a 10 to 1 ratio. The Option Price is based on Class A Common shares.

13)  Statutory-Basis Financial Information

The Company's life insurance subsidiaries are domiciled in Utah, Florida and Louisiana and prepare their statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the Utah, Florida and Louisiana Insurance Departments. "Prescribed" or "Permitted" statutory accounting practices are interspersed throughout state insurance laws and regulations. The National Association of Insurance Commissioners ("NAIC") Accounting Practices and Procedures Manual version effective January 1, 2001, has been adopted as permitted practices by the States of Utah, Florida and Louisiana.

Statutory   net  income  and  statutory   stockholder's   equity  for  the  life
subsidiaries as reported to state regulatory authorities, are presented below:

                                            Statutory Net Income (Loss)
                                           for the year ended December 31,
                                           2004          2003            2002
                                           ----          ----            ----
Security National Life                    $65,724    $(5,404,687)    $1,547,253
Southern Security Life                   (525,237)     2,431,499       (427,439)
Security National Life of Louisiana        50,341         N/A            N/A

                                             Statutory Stockholders' Equity
                                                     December 31,
                                           2004           2003         2002
                                           ----           ----         ----
Security National Life                 $15,183,712    $15,069,057  $14,381,257
Southern Security Life                  10,877,112     11,443,488    8,582,968
Security National Life of Louisiana      1,147,492        N/A           N/A

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



13)  Statutory-Basis Financial Information (Continued)

Generally, the net assets of the life insurance subsidiaries available for transfer to the Company are limited to the amounts that the life insurance subsidiaries net assets, as determined in accordance with statutory accounting practices, exceed minimum statutory capital requirements; however, payments of such amounts as dividends are subject to approval by regulatory authorities.

The Utah, Florida and Louisiana Insurance Departments impose minimum risk-based capital requirements, that were developed by the NAIC, on insurance enterprises. The formulas for determining the risk-based capital ("RBC") specify various factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio (the "Ratio") of the enterprise's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level, as defined by the NAIC. Enterprises below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. The life insurance subsidiaries have a combined weighted Ratio that is greater than 432% of the first level of regulatory action.

14)  Business Segment Information

Description of Products and Services by Segment

The Company has three reportable business segments: life insurance, cemetery and mortuary, and mortgage loans. The Company's life insurance segment consists of life insurance premiums and operating expenses from the sale of insurance products sold by the Company's independent agency force and net investment income derived from investing policyholder and segment surplus funds. The Company's cemetery and mortuary segment consists of revenues and operating expenses from the sale of at-need cemetery and mortuary merchandise and services at its mortuaries and cemeteries, pre-need sales of cemetery spaces after collection of 10% or more of the purchase price and the net investment income from investing segment surplus funds. The Company's mortgage loan segment consists of loan originations fee income and expenses from the originations of residential mortgage loans and interest earned and interest expenses from warehousing pre-sold loans before the funds are received from financial institutional investors.

Measurement of Segment Profit or Loss and Segment Assets

The accounting policies of the reportable segments are the same as those described in the Significant Accounting Principles. Intersegment revenues are recorded at cost plus an agreed upon intercompany profit.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



14)      Business Segment Information (Continued)

Factors Management Used to Identify the Enterprise's Reportable Segments

The Company's reportable segments are business units that offer different products and are managed separately due to the different products and the need to report to the various regulatory jurisdictions.

                                                                     2004
                                      Life              Cemetery/                           Reconciling
                                    Insurance           Mortuary          Mortgage             Items           Consolidated
Revenues:
From external sources:
   Revenue from customers        $ 25,979,341         $11,661,053        $62,689,391$         --             $100,329,785
   Net investment income            9,062,991             812,659          6,063,526          --               15,939,176
   Realized gains on
      Investments and
      other assets                      7,523              66,908            --               --                   74,431
   Other revenues                     311,316             184,712            358,397          --                  854,425

Intersegment revenues:
   Net investment income            7,478,350              85,337            265,470       (7,829,157)              --
                                 ------------      --------------      -------------     ------------         ------------
                                   42,839,521          12,810,669         69,376,784       (7,829,157)         117,197,817
                                  -----------         -----------        -----------     ------------         ------------
Expenses:
Death and other policy benefits    14,540,581             --                 --               --                14,540,581
Increase in future policy benefits  8,821,497             --                 --               --                 8,821,497
Amortization of deferred policy
    and pre-need acquisition
    costs and cost of insurance
    acquired                        4,349,371             252,701            --               --                 4,602,072
Depreciation                          426,432             768,882            469,703          --                 1,665,017
General, administration and
      other costs:
   Intersegment                       --                   36,672            284,982         (321,654)              --
   Other                           11,771,056           9,963,065         61,002,224          --                82,736,345
Interest expense:
   Intersegment                       348,797             163,297           6,995,409      (7,507,503)              --
   Other                              647,823             339,182           1,186,773          --                2,173,778
                               --------------        ------------        ------------  ---------------       -------------
                                   40,905,557          11,523,799          69,939,091      (7,829,157)         114,539,290
                               --------------        ------------        ------------  --------------        -------------
Earnings (losses)
   before income taxes         $    1,933,964        $  1,286,870       $    (562,307)  $      --           $    2,658,527
                               ==============        ============       =============   ==============      ==============

Identifiable assets            $  305,970,161        $ 47,358,587       $  14,236,837   $(51,091,825)       $  316,473,760
                               ==============        ============       =============   =============       ==============

Expenditures for
   long-lived assets          $       283,655       $     487,118       $     471,125   $      --           $    1,241,898
                              ===============       =============       =============   ===============     ==============


SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



14) Business Segment Information (Continued)

                                                                      2003
                                        Life             Cemetery/                          Reconciling
                                      Insurance          Mortuary            Mortgage          Items        Consolidated
Revenues:                            -----------      ------------         -----------     -------------   --------------
From external sources:
   Revenue from customers            $ 23,294,373      $10,944,365        $ 92,955,165   $      --         $127,193,903
   Net investment income                6,571,404          936,118           9,795,075          --           17,302,597
   Realized gains (losses)
      on investments and other
      assets                               (2,155)         --                   --               --              (2,155)
   Other revenues                         254,974           94,907             200,183           --             550,064

Intersegment revenues:
   Net investment income               10,028,748           47,651              --         (10,076,399)         --
                                     ------------      -----------        ------------   -------------     ------------
                                       40,147,344       12,023,041         102,950,423     (10,076,399)     145,044,409
                                     ------------      -----------        ------------   --------------    ------------
Expenses:
Death and other policy
   benefits                            15,041,541          --                   --             --            15,041,541
Increase in future policy
   benefits                             6,712,961          --                   --             --             6,712,961
Amortization of deferred policy
   acquisition costs and
   cost of insurance acquired           4,683,556          245,450              --             --             4,929,006
Depreciation                              464,844          760,091             310,595         --             1,535,530
General, administrative
      and other costs:
   Intersegment                           --                84,323             208,362        (292,685)         --
   Other                               10,398,872        9,807,357          83,512,224        --           103,718,453
Interest expense:
   Intersegment                            90,001          179,803           9,513,910      (9,783,714)         --
   Other                                  743,884          436,828           2,461,334          --           3,642,046
                                     ------------      -----------        ------------   -------------    ------------
                                       38,135,659       11,513,852          96,006,425     (10,076,399)    135,579,537
                                     ------------      -----------        ------------   -------------    ------------
Earnings (losses)
   before income taxes               $  2,011,685      $   509,189        $  6,943,998   $      --        $  9,464,872
                                     ============      ===========        ============   =============    ============

Identifiable assets                  $302,319,614      $44,018,131        $ 16,938,151   $(49,792,560)    $313,483,336
                                     ============      ===========        ============   ============     ============

Expenditures for
   long-lived assets                $     235,631     $    559,435        $    828,244   $    --          $  1,623,310
                                    =============     ============     ===============   =============    ============

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements Years Ended December 31, 2004, 2003, and 2002



14) Business Segment Information (Continued)
                                                                     2002

                                      Life              Cemetery/                            Reconciling
                                    Insurance           Mortuary          Mortgage              Items        Consolidated
Revenues:
From external sources:
   Revenue from
      customers                 $ 14,076,652         $10,638,754         $57,008,283      $    --          $  81,723,689
   Net investment income           6,065,652           1,011,786           5,461,992           --             12,539,430
   Realized gains on
      investments and other
      assets                         311,365             709,455               --              --              1,020,820
   Other revenues                     69,741              85,146             324,537           --                479,424

Intersegment revenues:
   Net investment income           4,741,338             --                     --           (4,741,338)
                                ------------         -----------         -----------       ------------     ------------
                                  25,264,748          12,445,141          62,794,812         (4,741,338)      95,763,363
                                ------------         -----------         -----------       ------------     ------------
Expenses:
Death and other policy
   benefits                        7,724,046              --                    --                --           7,724,046
Increase in future
   policy benefits                 6,031,685              --                    --                --           6,031,685
Amortization of deferred
    Policy acquisition costs
    and cost of insurance
    acquired                       3,718,627             274,766                --                 --          3,993,393
Depreciation                         383,139             678,851             167,513               --          1,229,503
General, administrative
    and other costs:
   Intersegment                     (900,000)            486,672             623,872           (210,544)         --
   Other                           6,570,217           9,537,374          53,167,818               --         69,275,409
Interest expense:
   Intersegment                       90,000             201,118           4,239,676         (4,530,794)         --
   Other                             321,896             428,498           1,219,948             --            1,970,342
                                ------------         -----------         -----------      --------------    ------------
                                  23,939,610          11,607,279          59,418,827         (4,741,338)      90,224,378
                                ------------         -----------         -----------      -------------     ------------
Earnings (losses)
   before income taxes          $  1,325,138         $   837,862         $ 3,375,985      $     --          $  5,538,985
                                ============         ===========         ===========      =============     ============

Identifiable assets             $295,177,565         $42,255,381         $14,960,638      $ (44,331,241)    $308,062,343
                                ============         ===========         ===========      =============     =============

Expenditures for long-
   lived assets             $        189,156       $     677,561      $      482,035      $        --       $   1,348,752
                            ================       =============      ==============      =============     =============

65



SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



15)      Related Party Transactions

On December 19, 2001, the Company entered into an option agreement with Monument Title, LLC, a Utah limited liability company ("Monument Title") in which the Company made available a $100,000 line of credit to Monument Title at an interest rate of 8% per annum. The line of credit is secured by the assets of Monument Title. From December 28, 2001 to June 14, 2002, the Company advanced Monument Title a total of $77,953 under the line of credit. The amount advanced under the line of credit plus accrued interest are payable upon demand. This receivable was fully allowed for in 2003. The owners of Monument Title are brothers-in-law of the President and Chief Operating Officer of the Company. The Company has the right under the option agreement for a period of five years from the date thereof to acquire 100% of the outstanding common shares of Monument Title for the sum of $10. The purpose of the transaction, which was approved by the Company's board of directors, is to insure that the title and escrow work performed for SecurityNational Mortgage Company in connection with its mortgage loans are completed as accurately as possible by Monument Title to avoid any economic losses to the Company.

On November 1, 2004, the Company entered into an Agreement to Repay Indebtedness and to Convey Option with Monument Title and its principal owner. Under the terms of the agreement, Monument Title agreed to pay the Company a total of $94,177, representing the total of $77,953 that the Company advanced to Monument Title under the line of credit, plus interest thereon, within seven days from the date of the agreement. Monument Title paid the $94,177 to the Company pursuant to the agreement. In addition, the Company agreed to release its interest in the option agreement to acquire 100% of the outstanding common shares of Monument Title, in consideration for the payment of an additional
$94,177. Monument Title is to pay the additional $94,177 to the Company in minimum payments of $500 per month for the first twelve months following the date of the agreement, with additional payments of $1,000 per month for the second twelve months following the date of the agreement. After the 24th month following the date of the agreement, the outstanding balance is to bear interest at the three-year treasury rate plus one percent. The minimum payment for the third year is $1,500 per month, the minimum payment for the fourth year is $2,000 per month and the minimum payment for the fifth year is $2,500 per month. Any remaining unpaid balance, including interest, shall be due and payable at the conclusion of the 60th month from the date of the agreement.

The Company has a non-interest bearing note receivable from the Chairman of the Board and Chief Executive Officer. No installment payments are required under the terms of the note, but the note must be paid in full as of December 31, 2007. The outstanding balance of the note was approximately $1,500 and $38,000 at December 31, 2004 and 2003, respectively.

16)  Disclosure about Fair Value of Financial Instruments

The fair values of investments in fixed maturity and equity securities along with methods used to estimate such values are disclosed in Note 2. The following methods and assumptions were used by the Company in estimating the "fair value" disclosures related to other significant financial instruments:

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



16)   Disclosure about Fair Value of Financial Instruments

Cash, Receivables, Short-term Investments, and Restricted Assets of the Cemeteries and Mortuaries: The carrying amounts reported in the accompanying consolidated balance sheet for these financial instruments approximate their fair values.

Mortgage, Policy, Student, and Collateral Loans: The fair values are estimated using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. The carrying amounts reported in the accompanying consolidated balance sheet for these financial instruments approximate their fair values.

Investment Contracts: The fair values for the Company's liabilities under investment-type insurance contracts are estimated based on the contracts' cash surrender values. The carrying amount and fair value as of December 31, 2004 and December 31, 2003, were approximately $82,592,000 and $86,389,000, respectively.

The fair values for the Company's insurance contracts other than investment-type contracts are not required to be disclosed. However, the fair values of liabilities under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, such that the Company's exposure to changing interest rates is minimized through the matching of investment maturities with amounts due under insurance contracts.

The following summarizes accumulated other comprehensive income:

                                                          December 31,
                                               2004         2003         2002
                                               ----         ----         ----
Unrealized gains
     on available for-sale securities        $226,464   $  638,540    $  84,263
Reclassification
     adjustment for net realized
     gains (losses) in net income               7,524       (2,155)     (35,544)
                                             --------   ----------    ---------
Net unrealized gains (losses)                 233,988      636,385       48,719
Potential unrealized gains (losses) for
     derivative bank loans
     (interest rate swaps)                    266,219     (303,029)       --
Tax (expense) benefit on net unrealized
     gain (losses)                            (73,586)      19,428      (80,786)
                                             --------   ----------    ---------
Other comprehensive income (loss)            $426,621   $   352,784   $(32,067)
                                             ========   ==========    =========

Other items:
     Acquisition of Company Stock
         held in escrow                      $   --     $(1,982,620)  $  --
                                             ========   ===========   ==========

The "Acquisition of Company Stock held in Escrow" above is held in escrow and voted by trustee until the balances shown under Note 6 "Notes and Contracts Payable" in the amounts of $100,000 and $321,747, as of December 31, 2004 and 2003, respectively, are paid per terms of the agreement and promissory note.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2003, and 2002



17)    Accumulated Other Comprehensive Income (Loss), and Other Items

The Company considers its interest rate swap instruments (swaps) effective cash flow hedges against the variable interest rates of certain bank loans. The swaps expire on the maturity dates of the bank loans they hedge. In the event a swap is terminated, any resulting gain or loss would be deferred and amortized to interest expense over the remaining life of the bank loan it hedged. In the event of early extinguishment of a hedged bank loan, any realized or unrealized gain or loss from the hedging swap would be recognized in income coincident with the extinguishment.

Information regarding the swaps is as follows as of December 31, 2004:

     Weighted average variable interest rate of
         the hedged bank loans (prime less .5%)                         4.75%
     Weighted average fixed interest rate of the swaps                  6.1%
     Market value of the swaps- potential unrealized
         loss position                                             $(36,810)

The respective market values of the swaps are derived from proprietary models of the financial institution with whom the Company purchased the swaps and from whom the Company obtained the hedged bank loans.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial Data




The following selected financial data for each of the five years in the period ended December 31, 2004, are derived from the audited consolidated financial statements. The data as of December 31, 2004 and 2003, and for the three years ended December 31, 2004, should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.


Consolidated Statement of Earnings Data:
                                                                   Year Ended December 31,

Revenue                                    2004              2003(1)            2002             2001              2000
-------                                    ----              -------            ----             ----              ----
Premiums                              $ 25,979,000       $ 23,295,000      $14,077,000       $13,151,000     $12,876,000
Net investment income                   15,939,000         17,303,000       12,540,000        12,947,000      12,136,000
Net mortuary and cemetery sales         11,661,000         10,944,000       10,638,000         9,881,000       8,741,000
Realized (losses) gains on investments      74,000             (2,000)       1,021,000            10,000         424,000
Mortgage fee income                     62,690,000         92,955,000       57,008,000        40,086,000      22,922,000
Other                                      855,000            550,000          479,000           152,000         305,000
                                  ----------------   ----------------   --------------     -------------  --------------
Total revenue                          117,198,000        145,045,000       95,763,000        76,227,000      57,404,000
                                     -------------      -------------     ------------       -----------    ------------

Expenses
Policyholder benefits                   23,362,000         21,755,000       13,756,000        11,775,000      12,931,000
Amortization of deferred
  policy acquisition costs               4,602,000          4,929,000        3,994,000         3,870,000       3,189,000
General and administrative expenses     82,097,000        102,926,000       68,459,000        52,247,000      35,959,000
Interest expense                         2,174,000          3,642,000        1,970,000         2,791,000       2,126,000
Cost of goods and services of
  the mortuaries and cemeteries          2,304,000          2,328,000        2,045,000         1,772,000       1,952,000
                                   ---------------    ---------------    -------------      ------------     -----------
Total benefits and expenses            114,539,000        135,580,000       90,224,000        72,455,000      56,157,000
                                     -------------      -------------     ------------       -----------     -----------
Income before income tax expense         2,659,000          9,465,000        5,539,000         3,772,000       1,247,000
Income tax expense                        (652,000)        (2,891,000)      (1,565,000)         (913,000)       (305,000)
Minority interest in (income)
   loss of subsidiary                      115,000             22,000           18,000           (18,000)        (46,000)
                                   ---------------    ---------------   --------------    --------------   -------------
Net earnings                         $   2,122,000        $ 6,596,000      $ 3,992,000       $ 2,841,000     $   896,000
                                     =============        ===========      ===========       ===========     ===========

Net earnings per common share(3)              $.35              $1.13             $.72             $.52             $.16
                                              ====              =====             ====             ====             ====
Weighted average outstanding
   common shares (3)                     6,002,000          5,852,000        5,573,000         5,485,000       5,511,000
Net earnings per common
   share-assuming dilution(3)                 $.34              $1.10             $.69             $.52             $.16
                                              ====              =====             ====             ====             ====
Weighted average outstanding
   common shares-assuming dilution (3)   6,218,000          6,003,000        5,744,000         5,486,000       5,528,000


SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Selected Consolidated Financial Data (Continued)




                                                                   Year Ended December 31,

                                          2004(2)             2003             2002(1)           2001              2000
                                          -------             ----             -------           ----              ----
Assets
Investments and restricted assets     $183,876,000       $112,006,000     $106,161,000      $ 94,514,000     $108,810,000
Cash                                    15,334,000         19,704,000       38,199,000         8,757,000       11,275,000
Receivables                             53,737,000        120,698,000      102,590,000        59,210,000       36,413,000
Other assets                            63,527,000         61,075,000       61,112,000        51,088,000       52,249,000
                                    --------------     --------------   --------------    --------------   --------------
Total assets                          $316,474,000       $313,483,000     $308,062,000      $213,569,000     $208,747,000
                                      ============       ============     ============      ============     ============

Liabilities
Policyholder benefits                 $226,785,000       $220,739,000     $217,895,000      $142,291,000     $141,755,000
Notes & contracts payable               13,331,000         17,863,000       19,273,000        12,098,000       14,046,000
Cemetery & mortuary liabilities         10,789,000         10,562,000       10,076,000         9,344,000        8,659,000
Other liabilities                       20,091,000         21,187,000       22,007,000        15,630,000       12,921,000
                                    --------------    ---------------    -------------     -------------    -------------
Total liabilities                      270,996,000        270,351,000      269,251,000       179,363,000      177,381,000
                                     -------------     --------------    -------------      ------------     ------------

Minority interest                        3,813,000          3,957,000        4,298,000         4,237,000        4,625,000

Stockholders' equity                    41,665,000         39,175,000       34,513,000        29,969,000       26,741,000
                                    --------------      -------------   --------------    --------------   --------------
Total liabilities and
  stockholders' equity                $316,474,000       $313,483,000     $308,062,000      $213,569,000     $208,747,000
                                      ============       ============     ============      ============     ============


(1) Reflects the asset purchase transaction with Acadian Life Insurance Company on December 23, 2002.

(2) Includes the purchase of Paramount Life Insurance Company, now Security National Life Insurance Company of Louisiana, on March 16, 2004.

(3) Earnings per share amounts have been adjusted for the effect of annual stock dividends.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations




Overview

The Company's operations over the last several years generally reflect three trends or events which the Company expects to continue: (i) increased attention to "niche" insurance products, such as the Company's funeral plan policies and traditional whole life products; (ii) emphasis on cemetery and mortuary business; and (iii) capitalizing on lower interest rates by originating and refinancing mortgage loans and other "niche" mortgage products.

SecurityNational Mortgage Company ("SNMC") is a mortgage lender incorporated under the laws of the State of Utah. SNMC is approved and regulated by the Federal Housing Administration (FHA), a department of the U.S. Department of Housing and Urban Development (HUD), to originate mortgage loans that qualify for government insurance in the event of default by the borrower. SNMC obtains loans primarily from independent brokers and correspondents. SNMC funds the loans from internal cash flows and lines of credit from financial institutions, including the Company's insurance subsidiaries. SNMC receives fees from the borrowers and other secondary fees from third party investors who purchased the loans from SNMC. SNMC pays the brokers and correspondents a commission for loans that are brokered through SNMC.

As of December 31, 2004, SNMC had 17 branches in seven states. In 2001, SNMC opened wholesale branches in Phoenix, Arizona and Houston, Texas. In 2003, SNMC opened offices in Tampa and Jacksonville, Florida; Las Vegas, Nevada; Denver, Colorado; Bountiful, Utah; and Dallas, Texas. SNMC opened one office in 2004 at Cape Coral, Florida. SNMC originated and sold 11,567 loans ($1,781,000,000 loan amount), 17,494 loans ($2,560,000,000 loan amount), and 11,737 loans
($1,721,000,000 loan amount) in 2004, 2003 and 2002, respectively. SNMC's loan volume decreased in 2004 due to an increase in interest rates resulting in fewer borrowers refinancing their loans.

On December 17, 1998, the Company purchased all of the outstanding shares of common stock of SSLIC Holding Company, formerly Consolidare Enterprises, Inc., and Insuradyne Corporation for a total cost of $12,248,194. As of December 31, 2004, Security National Life and its wholly owned subsidiary, SSLIC Holding Company, held approximately 77% of the outstanding shares of common stock of Southern Security Life Insurance Company.

In addition, effective on January 1, 2005, Security National Life and its wholly-owned subsidiary, SSLIC Holding Company, completed a merger transaction with Southern Security Life Insurance Company in which SSLIC Holding Company was merged with Southern Security Life Insurance Company, which resulted in Southern Security Life Insurance Company becoming a wholly-owned subsidiary of Security National Life and the unaffiliated stockholders of Southern Security Life Insurance Company becoming entitled to receive an aggregate of $1,884,733 for their shares.

On December 23, 2002, the Company completed an asset purchase transaction with Acadian Life Insurance Company, a Louisiana domiciled life insurance company, in which it acquired from Acadian $75,000,000 in assets and $75,000,000 in insurance reserves through its wholly owned subsidiary, Security National Life Insurance Company, a Utah domiciled life insurance company. The acquired assets consist primarily of approximately 275,000 funeral insurance policies in force in the state of Mississippi. The assets were originally acquired by Acadian from Gulf National Life Insurance Company on June 6, 2001, consisting of all of the insurance policies of Gulf National Life Insurance Company that were in force and in effect on June 1, 2001.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)




On March 16, 2004, Security National Life purchased all of the outstanding common stock of Paramount Security Life Insurance Company, now known as Security National Life of Louisiana, a Louisiana domiciled insurance company located in Shreveport, Louisiana. As of December 31, 2003, Security National Life of Louisiana had 9,383 policies in force and 29 agents. There were no material changes in the number of policies in force or the number of agents between December 31, 2003 and March 16, 2004. The purchase consideration was $4,398,000 and was effective January 26, 2004. Security National Life of Louisiana is licensed in the State of Louisiana where it is permitted to appoint agents who do not have a full life insurance license.

These agents are limited to selling small life insurance policies in the final expense market. The Company believes that with this license it will be able to expand its operations in Louisiana. The Company is servicing Security National Life of Louisiana policyholders out of its Jackson, Mississippi office and has closed its Shreveport office.

Significant Accounting Policies

The following is a brief summary of our significant accounting policies and a review of our most critical accounting estimates. Please also refer to Note 1 of our consolidated financial statements.

Insurance Operations

In accordance with accounting principles generally accepted in the United States of America (GAAP), premiums and considerations received for interest sensitive products such as universal life insurance and ordinary annuities are reflected as increases in liabilities for policyholder account balances and not as revenues. Revenues reported for these products consist of policy charges for the cost of insurance, administration charges, amortization of policy initiation fees and surrender charges assessed against policyholder account balances. Surrender benefits paid relating to these products are reflected as decreases in liabilities for policyholder account balances and not as expenses. The Company receives investment income earned from the funds deposited into account balances, a portion of which is passed through to the policyholders in the form of interest credited. Interest credited to policyholder account balances and benefit claims in excess of policyholder account balances are reported as expenses in the consolidated financial statements.

Premium revenues reported for traditional life insurance products are recognized as revenues when due. Future policy benefits are recognized as expenses over the life of the policy by means of the provision for future policy benefits.

The costs related to acquiring new business, including certain costs of issuing policies and other variable selling expenses (principally commissions), defined as deferred policy acquisition costs, are capitalized and amortized into expense. For nonparticipating traditional life products, these costs are amortized over the premium paying period of the related policies, in proportion to the ratio of annual premium revenues to total anticipated premium revenues. Such anticipated premium revenues are estimated using the same assumption used for computing liabilities for future policy benefits and are generally "locked in" at the date the policies are issued. For interest sensitive products, these costs are amortized generally in proportion to expected gross profits from surrender charges and investment, mortality and expense margins. This amortization is adjusted when the Company revises the estimate of current or future gross profits or margins. For example, deferred policy acquisition costs are amortized earlier than originally estimated when policy terminations are higher than originally estimated or when investments backing the related policyholder liabilities are sold at a gain prior to their anticipated maturity.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)




Death and other policyholder benefits reflect exposure to mortality risk and fluctuate from year to year on the level of claims incurred under insurance retention limits. The profitability of the Company is primarily affected by fluctuations in mortality, other policyholder benefits, expense levels, interest spreads (i.e., the difference between interest earned on investments and interest credited to policyholders) and persistency. The Company has the ability to mitigate adverse experience through sound underwriting, asset/liability duration matching, sound actuarial practices, adjustments to credited interest rates, policyholder dividends or cost of insurance charges.

Cemetery and Mortuary Operations

Pre-need sales of funeral services and caskets - revenue and costs associated with the sales of pre-need funeral services and caskets are deferred until the services are performed or the caskets are delivered.

Pre-need sales of cemetery interment rights (cemetery burial property) - revenue and costs associated with the sales of pre-need cemetery interment rights are recognized in accordance with the retail land sales provisions of Statement of Financial Accounting Standards No. 66, "Accounting for the Sales of Real Estate" (SFAS No. 66). Under SFAS 66, recognition of revenue and associated costs from constructed cemetery property must be deferred until a minimum percentage of the sales price has been collected. Revenues related to the pre-need sale of unconstructed cemetery property will be deferred until such property is constructed and meets the criteria of SFAS 66 described above.

Pre-need sales of cemetery merchandise (primarily markers and vaults) - revenue and costs associated with the sales of pre-need cemetery merchandise are deferred until the merchandise is delivered.

Pre-need  sales  of  cemetery  services  (primarily   merchandise  delivery  and
installation fees and burial opening and closing fees) - revenue and costs associated with the sales of pre-need cemetery services are deferred until the services are performed.

Prearranged funeral and pre-need cemetery customer obtaining costs - costs incurred related to obtaining new pre-need cemetery and prearranged funeral business are accounted for under the guidance of the provisions of Statement of Financial Accounting Standards No. 60 "Accounting and Reporting by Insurance Enterprises" (FAS No. 60). Obtaining costs, which include only costs that vary with and are primarily related to the acquisition of new pre-need cemetery and prearranged funeral business, are deferred until the merchandise is delivered or services are performed.

Revenues and costs for at-need sales are recorded when a valid contract exists, the services are performed, collection is reasonably assured and there are no significant obligations remaining.

Mortgage Operations

Mortgage fee income is generated through the origination and refinancing of mortgage loans and is realized in accordance with SFAS No. 140.

The majority of loans originated are sold to third party investors. The amounts sold to investors are shown on the balance sheet as due from sale of loans, and are shown on the basis of the amount of fees due from the investors.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)




Use of Significant Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. It is reasonably possible that actual experience could differ from the estimates and assumptions utilized which could have a material impact on the financial statements. The following is a summary of our significant accounting estimates, and critical issues that impact them:

Fixed Maturities Available for Sale

Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in accumulated other comprehensive income which is included in stockholders' equity after adjustment for deferred income taxes and deferred acquisition costs related to universal life products.

The Company is required to exercise judgment to determine when a decline in the value of a security is other than temporary. When the value of a security declines and the decline is determined to be other than temporary, the carrying value of the investment is reduced to its fair value and a realized loss is recorded to the extent of the decline.

Deferred Acquisition Costs

Amortization of deferred policy acquisition costs for interest sensitive products is dependent upon estimates of current and future gross profits or margins on this business. Key assumptions used include the following: yield on investments supporting the liabilities, amount of interest or dividends credited to the policies, amount of policy fees and charges, amount of expenses necessary to maintain the policies, and amount of death and surrender benefits and the length of time the policies will stay in force.

For nonparticipating traditional life products, these costs are amortized over the premium paying period of the related policies, in proportion to the ratio of annual premium revenues to total anticipated premium revenues. Such anticipated premium revenues are estimated using the same assumption used for computing liabilities for future policy benefits and are generally "locked in" at the date the policies are issued.

Cost of Insurance Acquired

Cost of insurance acquired is the present value of estimated future profits of the acquired business and is amortized similar to deferred acquisition costs. The critical issues explained for deferred acquisition costs would also apply for cost of insurance acquired.

Allowance for Doubtful Accounts

The Company accrues an estimate of potential losses for the collection of receivables. The significant receivables are the result of receivables due on mortgage loans sold to investors, cemetery and mortuary operations, mortgage loan operations and other receivables. The allowance is based upon the Company's experience. The critical issues that would impact recovery of the cemetery and mortuary receivables is the overall economy. The critical issues that would impact recovery of mortgage loan operations would be interest rate risk and loan underwriting.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)




Future Policy Benefits

Reserves for future policy benefits for traditional life insurance products requires the use of many assumptions, including the duration of the policies, mortality experience, expenses, investment yield, lapse rates, surrender rates, and dividend crediting rates.

These assumptions are made based upon historical experience, industry standards and a best estimate of future results and, for traditional life products, include a provision for adverse deviation. For traditional life insurance, once established for a particular series of products, these assumptions are generally held constant.

Unearned Revenue

The universal life products the Company sells have a significant policy initiation fees (front-end load), which are deferred and amortized into revenues over the estimated expected gross profits from surrender charges and investment, mortality and expense margins. The same issues that impact deferred acquisition costs would apply to unearned revenue.

Deferred Pre-need Cemetery and Funeral Contracts Revenues and Estimated Future Cost of Pre-need Sales

The revenue and cost associated with the sales of pre-need cemetery merchandise and funeral services are deferred until the merchandise is delivered or the service is performed.

The Company, through its mortuary and cemetery operations, provides a guaranteed funeral arrangement wherein a prospective customer can receive future goods and services at guaranteed prices. To accomplish this, the Company, through its life insurance operations, sells to the customer an increasing benefit life insurance policy that is assigned to the mortuaries. If, at the time of need, the policyholder/potential mortuary customer utilizes one of the Company's facilities, the guaranteed funeral arrangement contract that has been assigned will provide the funeral goods and services at the contracted price. The increasing life insurance policy will cover the difference between the original contract prices and current prices. Risks may arise if the difference cannot be fully met by the life insurance policy.

Mortgage Loan Loss Reserve

The Company accrues an estimate of future losses on mortgage loans sold to third party investors. The Company may be required to reimburse third party investors for costs associated with early payoff of loans within the first year of duration and to repurchase loans in default within the first year. The estimates are based upon historical experience and best estimate of future liabilities.

Deferred Compensation

The Company has deferred compensation agreements with several of its current and past executive officers. The deferred compensation is payable upon retirement or death of these individuals either in annual installments (ten years) or lump sum settlement, if approved by the Board of Directors. The Company has accrued the present value of these benefits based upon their future retirement dates and other factors, on its consolidated financial statements.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)


Depreciation

Depreciation is calculated principally on the straight-line-method over the estimated useful lives of the assets, which range from 3 to 40 years. Leasehold improvements are amortized over the lesser of the useful life or remaining lease terms.

Results of Operations

2004 Compared to 2003

Total revenues decreased by $27,847,000, or 19.2%, from $145,045,000 for fiscal year 2003 to $117,198,000 for fiscal year 2004. Contributing to this decrease in total revenues was a $30,265,000 decrease in mortgage fee income and a $1,364,000 decrease in net investment income. This decrease was partially offset by an increase in mortuary and cemetery sales of $717,000, an increase in insurance premium and other considerations of $2,684,000, an increase in realized gains on investments of $76,000 and an increase in other revenue of $305,000.

Insurance premiums and other considerations increased by $2,684,000, from $23,295,000 in 2003 to $25,979,000 in 2004. This increase was primarily due to the additional insurance premiums that were realized on new insurance sales and included premiums from policies acquired from Paramount Security Life Insurance Company in 2004.

Net investment income decreased by $1,364,000, from $17,303,000 in 2003 to $15,939,000 in 2004. This decrease was primarily attributable to reduced interest income on fewer mortgage loans originated by SecurityNational Mortgage Company during 2004.

Net mortuary and cemetery sales increased by $717,000, from $10,944,000 in 2003 to $11,661,000 in 2004. This increase was primarily due to pre-need cemetery sales.

Realized gains on investments and other assets increased by $76,000, from a loss of $2,000 in 2003 to a gain of $74,000 in 2004.

Other  revenue  increased by $305,000 from $550,000 in 2003 to $855,000 in 2004.
Other revenue increased in part from the recovery of funds from a member of management who was found to have fraudulently obtained expense reimbursements over a period of several years. The total amount of payments that the employee fraudulently obtained was $111,000. The employee was terminated and the Company demanded and received full restitution. The employee made restitution by transferring to the Company shares of the Company's common stock that the employee owned at the time he was terminated.

Mortgage fee income decreased by $30,265,000, from $92,955,000 in 2003 to $62,690,000 in 2004. This decrease was primarily attributable to a decrease in the number of loan originations during 2004 due to an increase in interest rates resulting in fewer borrowers refinancing mortgage loans.

Total benefits and expenses were $114,539,000 for 2004, which constituted 97.7% of the Company's total revenues, as compared to $135,580,000, or 93.5% of the Company's total revenues for 2003.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)




During 2004, there was a net increase of $1,607,000 in death benefits, surrenders and other policy benefits, and in future policy benefits from $21,755,000 in 2003 to $23,362,000 in 2004. This net increase was the result of an increase in reserves for policyholders offset by decreases in death benefits, and surrenders and other policy benefits.

Amortization of deferred policy and pre-need acquisition costs and cost of insurance acquired decreased by $327,000, from $4,929,000 in 2003 to $4,602,000 in 2004. This decrease was primarily due to reduced amortization of deferred policy acquisition costs and cost of insurance acquired, which is in line with actuarial assumptions.

General and administrative expenses decreased by $20,829,000, from $102,926,000 in 2003 to $82,097,000 in 2004. Contributing to this decrease was an $18,846,000 decrease in commission expenses, from $67,537,000 in 2003 to $48,691,000 in 2004 due to fewer mortgage loan originations made by SecurityNational Mortgage Company during 2004. Salaries increased $312,000, from $14,080,000 in 2003 to $14,392,000 in 2004, primarily due to merit increases. Other expenses decreased $2,295,000, from $21,310,000 in 2003 to $19,015,000 in 2004. These decreases were primarily the result of reduced expenses due to fewer mortgage loan originations made by SecurityNational Mortgage Company during 2004.

Interest expense decreased by $1,468,000,  from $3,642,000 in 2003 to $2,174,000 in 2004. This decrease was primarily due to reduced warehouse lines of credit required for fewer mortgage loan originations by SecurityNational Mortgage Company during 2004.

2003 Compared to 2002

Total revenues increased by $49,282,000, or 50.5%, from $95,763,000 for fiscal year 2002 to $145,045,000 for fiscal year 2003. Contributing to this increase in total revenues was a $35,947,000 increase in mortgage fee income, a $4,763,000 increase in net investment income, and a $9,218,000 increase in insurance premiums and other considerations.

Insurance premiums and other considerations increased by $9,218,000, from $14,077,000 in 2002 to $23,295,000 in 2003. This increase was primarily due to the additional premiums from policies acquired in the asset purchase transaction with Acadian Life.

Net investment income increased by $4,763,000, from $12,540,000 in 2002 to $17,303,000 in 2003. This increase was primarily attributable to the additional investment income from the assets acquired in the asset purchase transaction with Acadian Life.

Net mortuary and cemetery sales increased by $306,000, from $10,638,000 in 2002 to $10,944,000 in 2003. This increase was primarily due to additional at-need cemetery and mortuary sales.

Realized gains on investments and other assets decreased by $1,023,000, from a gain of $1,021,000 in 2002 to a loss of $2,000 in 2003. The realized gains on investment and other assets in 2002 was primarily from the sale of property at Lake Hills Cemetery.

Mortgage fee income increased by $35,947,000, from $57,008,000 in 2002 to $92,955,000 in 2003. This increase was primarily attributable to a greater number of loan originations during 2003 due to the opening of new offices and to lower interest rates resulting in additional borrowers refinancing their mortgage loans.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)




Total benefits and expenses were $135,580,000 for 2003, which constituted 93.5% of the Company's total revenues, as compared to $90,224,000, or 94.2% of the Company's total revenues for 2002.

During 2003, there was a net increase of $7,999,000 in death benefits, surrenders and other policy benefits, and in future policy benefits from $13,756,000 in 2002 to $21,755,000 in 2003. This net increase was primarily due to the additional death benefits, surrenders and other policy benefits acquired from the additional policies acquired in the asset purchase transaction with Acadian Life.

Amortization of deferred policy and pre-need acquisition costs and cost of insurance acquired increased by $935,000, from $3,994,000 in 2002 to $4,929,000 in 2003. This increase was primarily due to the additional amortization of deferred policy acquisition costs and cost of insurance acquired from the additional policies acquired in the asset purchase transaction with Acadian Life.

General and administrative expenses increased by $34,467,000, from $68,459,000 in 2002 to $102,926,000 in 2003. Contributing to this increase was a $25,422,000 increase in commission expenses, from $42,114,000 in 2002 to $67,537,000 in 2003. Salaries increased $3,666,000, from $10,414,000 in 2002 to $14,080,000 in
2003.  Other  expenses  increased  $5,379,000,   from  $15,931,000  in  2002  to
$21,310,000 in 2003. These increases were primarily the result of additional expenses due to increased numbers of loan originations made by the Company's mortgage subsidiary in 2003 and to additional expenses associated with the asset purchase transaction with Acadian Life.

Interest expense increased by $1,672,000,  from $1,970,000 in 2002 to $3,642,000 in 2003. This increase was primarily due to additional warehouse lines of credit required from the additional mortgage loan originations by the Company's mortgage subsidiary, SecurityNational Mortgage Company, and bank borrowings for the asset purchase transaction with Acadian Life.

Cost of the mortuary and cemetery goods and services sold increased by $282,000, from $2,045,000 in 2002 to $2,327,000 in 2003. This increase was primarily due to increased at-need cemetery and mortuary sales.

Liquidity and Capital Resources

The Company's life insurance subsidiaries and cemetery and mortuary subsidiaries realize cash flow from premiums, contract payments and sales on personal services rendered for cemetery and mortuary business, from interest and dividends on invested assets, and from the proceeds from the maturity of held-to-maturity investments or sale of other investments. The mortgage subsidiary realizes cash flow from fees generated by originating and refinancing mortgage loans and interest earned on mortgages sold to investors. The Company considers these sources of cash flow to be adequate to fund future policyholder and cemetery and mortuary liabilities, which generally are long-term, and adequate to pay current policyholder claims, annuity payments, expenses on the issuance of new policies, the maintenance of existing policies, debt service, and to meet operating expenses.

The Company attempts to match the duration of invested assets with its policyholder and cemetery and mortuary liabilities. The Company may sell investments other than those held-to-maturity in the portfolio to help in this timing; however, to date, that has not been necessary. The Company purchases short-term investments on a temporary basis to meet the expectations of short-term requirements of the Company's products.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)




The Company's investment philosophy is intended to provide a rate of return which will persist during the expected duration of policyholder and cemetery and mortuary liabilities regardless of future interest rate movements.

The Company's investment policy is to invest predominately in fixed maturity securities, mortgage loans, and the warehousing of mortgage loans on a short-term basis before selling the loans to investors in accordance with the requirements and laws governing the life insurance subsidiaries. Bonds owned by the insurance subsidiaries amounted to $81,051,000 as of December 31, 2004 compared to $51,564,000 as of December 31, 2003. This represents 62% of the total insurance related investments in 2004 as compared to 48% in 2003. Generally, all bonds owned by the life insurance subsidiaries are rated by the National Association of Insurance Commissioners (NAIC). Under this rating system, there are six categories used for rating bonds. At December 31, 2004, 2% ($1,659,000) and at December 31, 2003, 3% ($1,739,000) of the Company's total bond investments were invested in bonds in rating categories three through six which are considered non-investment grade.

If market conditions were to cause interest rates to change, the market value of the fixed income portfolio (approximately $149,469,000) could change by the following amounts based on the respective basis point swing (the change in the market values were calculated using a modeling technique):

                          -200 bps    -100 bps     +100 bps       +200 bps
                          --------    --------     --------       --------
Change in Market Value
   (in thousands)          $18,169    $10,620      $(12,346)      $(26,842)

The Company has classified certain of its fixed income securities, including high-yield securities, in its portfolio as available for sale, with the remainder classified as held to maturity. However, in accordance with Company policy, any such securities purchased in the future will be classified as held to maturity. Business conditions, however, may develop in the future which may indicate a need for a higher level of liquidity in the investment portfolio. In that event the Company believes it could sell short-term investment grade securities before liquidating higher-yielding longer-term securities.

The Company is subject to risk based capital guidelines established by statutory regulators requiring minimum capital levels based on the perceived risk of assets, liabilities, disintermediation, and business risk. At December 31, 2004 and 2003, the life subsidiaries exceeded the regulatory criteria.

The Company's total capitalization of stockholders' equity and bank debt and notes payable was $54,995,000 and $57,039,000 as of December 31, 2004 and 2003,
respectively. Stockholders' equity as a percent of total capitalization was 76% and 69% as of December 31, 2004 and 2003, respectively.

Lapse rates measure the amount of insurance terminated during a particular period. The Company's lapse rate for life insurance in 2004 was 9.0%, as compared to a rate of 8.6% in 2003.

On December 17, 1998, the Company completed the acquisition of Consolidare Enterprises, Inc., a Florida corporation ("Consolidare") pursuant to the terms of the Acquisition Agreement, which the Company entered into on April 17, 1998, with Consolidare and certain shareholders of Consolidare for the purchase of all of the outstanding shares of common stock of Consolidare. Consolidare owns approximately 77% of the outstanding shares of common stock of Southern Security Life Insurance Company, a Florida corporation ("SSLIC"). The Company also acquired all of the outstanding shares of stock of Insuradyne Corp., a Florida corporation ("Insuradyne").

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)




As consideration for the purchase of the shares of Consolidare, the Company paid to the stockholders of Consolidare at closing an aggregate of $12,248,194. In order to pay the purchase consideration, the Company obtained $6,250,000 from bank financing, with the balance of $5,998,194 obtained from funds then currently held by the Company. In addition to the purchase consideration, the Company caused SSLIC to pay, on the closing date, $1,050,000 to George Pihakis, the President and Chief Executive Officer of SSLIC prior to closing, as a lump sum settlement of the executive compensation agreement between SSLIC and Mr. Pihakis.

The Company entered into an Administrative Services Agreement dated December 17, 1998 with SSLIC. Under the terms of the agreement, the Company agreed to provide SSLIC with certain defined administrative and financial services, including accounting services, financial reports and statements, actuarial, policyholder services, underwriting, data processing, legal, building management, marketing advisory services and investment services. In consideration for the services to be provided by the Company, SSLIC will pay the Company an administrative services fee of $250,000 per month, or $3,000,000 on an annual basis, which may be increased, beginning on January 1, 2001, to reflect increases in the Consumer Price Index over the index amount as of January 1, 2000. However, such fee is to be reduced to zero for so long as the capital and surplus of SSLIC is less than or equal to $6,000,000, unless SSLIC and the Company otherwise agree in writing and such agreement is approved by the Florida Department of Insurance. The Company has not made any increases in the amount of the Administrative Services Fee to reflect increases in the Consumer Price Index.

The Administrative Services Agreement is to remain in effect for an initial term expiring on December 16, 2003. The term of the agreement was automatically extended for an additional one-year term expiring December 16, 2004. The agreement may be automatically extended for additional one-year terms unless either the Company or SSLIC shall deliver a written notice on or before September 30 of any year stating to the other its desire not to extend the term of the agreement. Neither the Company nor SSLIC provided written notice prior to September 30, 2004, stating a desire not to extend the term of the agreement. As a result, the agreement will be extended for an additional one-year term ending December 31, 2005.

Effective as of January 1, 2005, Security National Life and SSLIC Holding Company, a wholly owned subsidiary of Security National Life, completed a merger transaction with Southern Security Life Insurance Company. Under the terms of the merger and pursuant to the Agreement and Plan of Reorganization, dated August 25, 2004, including the amendment thereto dated December 27, 2004, SSLIC Holding Company was merged with and into southern Security Life Insurance Company, which resulted in (i) Southern Security Life Insurance Company becoming a wholly-owned subsidiary of Security National Life Insurance Company, and (ii) the unaffiliated stockholders of Southern Security Life Insurance Company, holding an aggregate of 490,816 shares of common stock, becoming entitled to receive $3.84 in cash for each issued and outstanding share of their common stock of Southern Security Life Insurance Company, or an aggregate of $1,884,733.

As a result of the merger, the separate existence of SSLIC Holding Company ceased as Southern Security Life Insurance Company became the surviving corporation of the merger. Southern Security Life Insurance Company continues to be governed by the laws of the State of Florida, and its separate corporate existence continues unaffected by the merger. In addition, as a result of the merger, Security National Life owns all of the issued and outstanding common shares of Southern Security Life Insurance Company. Security National Financial Corporation, through its affiliates, Security National Life Insurance Company and SSLIC Holding Company, owned 76.7% of the Company's outstanding common shares prior to the merger.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)




The purpose of the merger is to terminate the registration of the common stock of Southern Security Life Insurance Company under the Securities Exchange Act of 1934 (by reducing the number of its stockholders of record to fewer than 300 stockholders) and the Nasdaq listing of the common stock, reduce expenses associated with such registration and listing, and provide the stockholders an opportunity to sell their shares in an illiquid trading market without incurring brokerage commissions. As a result of becoming a non-reporting company, Southern Security Life Insurance Company is no longer required to file periodic reports with the SEC, including among other things, annual reports on Form 10-K and quarterly reports on Form 10-Q, and is no longer subject to the SEC's proxy rules. In addition, its common stock is no longer eligible for trading on the Nasdaq SmallCap Market.

On December 23, 2002, the Company completed an asset purchase transaction through its wholly owned subsidiary, Security National Life with Acadian from which it acquired $75,000,000 in assets and $75,000,000 in insurance reserves. The acquired assets consist primarily of approximately 275,000 funeral insurance policies in force in the state of Mississippi. The assets were originally acquired by Acadian from Gulf National Life Insurance Company on June 6, 2001, which, at that time, consisted of all of the insurance policies of Gulf National Life Insurance Company in force and in effect on June 1, 2001 (the "Reinsured Business").

As a part of the transaction, Security National Life entered into a coinsurance agreement with Acadian, in which Security National Life agreed to reinsure all the liabilities related to policies held by Mississippi policyholders. The terms included the payment of all legal liabilities, obligations, claims and commissions of the acquired policies. The effective date of the coinsurance agreement was September 30, 2002, following Acadian's recapture of the insurance in force from its reinsurer Scottish Re (U.S.) Inc. on September 30, 2002.

The  coinsurance  agreement  further  provides  that  Acadian is required to pay
Security National Life an initial coinsurance premium in cash or assets acceptable to Security National Life in an amount equal to the full coinsurance reserves, not including the incurred but not reported (IBNR) reserve as of the effective date. The ceding commission to be paid by Security National Life to Acadian for the reinsured policies is to be the recapture amount to be paid by Acadian to Scottish Re (U.S.), Inc., which was approximately $10,000,000. After the initial coinsurance premium, the coinsurance premiums payable by Acadian to Security National Life are to be equal to all of the premiums collected by Acadian on the reinsurance policies subsequent to December 31, 2002.

On January 1, 2003, Security National Life entered into an assumption agreement effective January 1, 2003, with Acadian, in which Security National Life agreed to assume certain of the liabilities related to the reinsurance policies. Under the terms of the assumption agreement, Acadian agreed to cede to Security National Life, and Security National Life agreed to assume the stated insurance risks and contractual obligations of Acadian relating to the Reinsured Business. Security National Life agreed to pay all legal liabilities and obligations, including claims and commissions, of Acadian with respect to the Reinsured Business arising on or after January 1, 2003, in accordance with the terms and conditions of the reinsured policies.

On March 16, 2004, Security National Life purchased all of the outstanding common stock of Paramount Security Life Insurance Company, now known as Security National Life of Louisiana, a Louisiana domiciled insurance company located in Shreveport, Louisiana. As of December 31, 2003, Security National Life of Louisiana had 9,383 policies in force and 29 agents. There were no material changes in the number of policies in force of the number of agents between December 31, 2003 and March 16, 2004. The purchase consideration was $4,398,000 and was effective January 26, 2004. Security National Life of Louisiana is licensed in the State of Louisiana where it is permitted to appoint agents who do not have a full life insurance license.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial ConditioN and Results of Operations (Continued)




These agents are limited to selling small life insurance policies in the final expense market. The Company believes that with this license it will be able to expand its operations in Louisiana. The Company is servicing Security National Life of Louisiana policyholders out of its Jackson, Mississippi office and has closed its Shreveport office.

At December 31, 2004, $27,208,316 of the Company's consolidated stockholders' equity represents the statutory stockholders' equity of the Company's insurance subsidiaries. The life insurance subsidiaries need to comply with applicable state regulations before a dividend can be paid to their parent company.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements to encourage companies to provide prospective information about their businesses without fear of litigation so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. The Company desires to take advantage of the "safe harbor" provisions of the act.

Forward-Looking Statements

This Annual Report of Form 10-K contains forward-looking statements, together with related data and projections, about the Company's projected financial results and its future plans and strategies. However, actual results and needs of the Company may vary materially from forward-looking statements and projections made from time to time by the Company on the basis of management's then-current expectations. The business in which the Company is engaged involves changing and competitive markets, which may involve a high degree of risk, and there can be no assurance that forward-looking statements and projections will prove accurate.

Factors that may cause the Company's actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include among others, the following possibilities: (i) heightened competition, including the intensification of price competition, the entry of new competitors, and the introduction of new products by new and existing competitors; (ii) adverse state and federal legislation or regulation, including decreases in rates, limitations on premium levels, increases in minimum capital and reserve requirements, benefit mandates and tax treatment of insurance products; (iii) fluctuations in interest rates causing a reduction of investment income or increase in interest expense and in the market value of interest rate sensitive investment; (iv) failure to obtain new customer, retain existing customers or reductions in policies in force by existing customers; (v) higher service, administrative, or general expense due to the need for additional advertising, marketing, administrative or management information systems expenditures; (vi) loss or retirement of key executives or employees;
(vii) increases in medical costs; (viii) changes in the Company's liquidity due to changes in asset and liability matching; (ix) restrictions on insurance underwriting based on genetic testing and other criteria; (x) adverse changes in the ratings obtained by independent rating agencies; (xi) failure to maintain adequate reinsurance; (xii) possible claims relating to sales practices for insurance products and claim denials and (xiii) adverse trends in mortality and morbidity.

Off-Balance Sheet Agreements

The Company's off-balance sheet arrangements consist of operating leases for rental of office space and equipment.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)




The Company leases office space and equipment under various non-cancelable agreements, with remaining terms up to five years. Minimum lease payments under these non-cancelable operating leases as of December 31, 2004, are approximately as follows:

                           Years Ending December 31:
                           -------------------------
                          2005               $588,000
                          2006                381,000
                          2007                 97,000
                          2008                 90,000
                          2009                 49,000
                                        -------------
                             Total         $1,205,000

Total rent expense related to these non-cancelable operating leases for the years ended December 31, 2004, 2003 and 2002 was approximately $734,000, $396,000 and $200,000, respectively.

Recent Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after September 30, 2003. The adoption of SFAS No. 149 did not have a material effect on the Company's results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 requires that certain financial instruments, which under previous guidance may have been accounted for as equity, must now be accounted for as liabilities (or an asset in some circumstances). The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. This Statement is effective for all such financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company entered into an agreement with a stockholder in August 2003, in which it purchased 124,000 shares of Class A Common Stock from this stockholder for $6.00 per share. The purchase of these shares is reflected in treasury stock. Also, under the terms of this agreement, the stockholder has agreed not to purchase or control, directly or indirectly, any additional shares of Class A or Class C Common Stock through August 2007, and on August 27, 2004, 2005, and 2006, the stockholder may request, but is not obligated to request, the Company to purchase an additional 100,000 shares of Class A Common Stock held by this stockholder for $6.00 per share. On October 26, 2004, the Company completed the stock purchase agreement, when the Company purchased the remaining amount of 51,929 shares, thus under the agreement the Company will not be required to purchase any additional shares.

SECURITY NATIONAL FINANCIAL CORPORATION AND SUBSIDIARIES
Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)




Effective December 31, 2003, the Company adopted EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("EITF 03-1"). EITF 03-1 provides guidance on the disclosure requirements for other-than-temporary Impairments of debt and marketable equity investments that are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. The adoption of EITF 03-1 requires the Company to include certain quantitative and qualitative disclosures for debt and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS 115 that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The adoption of EITF 03-1 did not have a material impact on the Company's financial position or results of operations.

In April 2003, the FASB cleared Statement 133 Implementation Issue No. B36, Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor under Those Instruments ("Issue B36"). Issue B36 concluded that (i) a company's funds withheld payable and/or receivable under certain reinsurance arrangements, and (ii) a debt instrument that incorporates credit risk exposures that are unrelated or only partially related to the creditworthiness of the obligor include an embedded derivative feature that is not clearly and closely related to the host contract. Therefore, the embedded derivative feature must be measured at fair value on the balance sheet and changes in fair value reported in income. Issue B36 became effective on October 1, 2003. The adoption of Issue No. B36 did not have a material impact on the Company's financial position or results of operations.

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51", and subsequently issued a revision to this Interpretation in December 2003. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies to those variable interest entities considered to be special-purpose entities no later than December 31, 2003. The Interpretation must also be applied to all other variable interest entities no later March 31, 2004. Interpretation No. 46 did not have a material impact on the Company's financial position or results of operations.

In December 2004, FASB revised SFAS 123 to Share-Based Payment ("SFAS 123(R)"). SFAS 123(R) provides additional guidance on determining whether certain financial instruments awarded in share-based payment transactions are liabilities. SFAS 123(R) also requires that the cost of all share-based transactions be recorded in the financial statements. The revised pronouncement must be adopted by the Company by July 1, 2005. Implementation of SFAS 123(R) will not have a significant impact on the Company's consolidated financial statements in the period of implementation. However, any future stock options granted could have a significant impact on the Company's consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

The Company has no activities in derivative financial or commodity instruments other than those recorded and disclosed in the financial statements. See note 17 of the consolidated financial statements included elsewhere in this Form 10K. The Company's exposure to market risks (i.e., interest rate risk, foreign currency exchange rate risk and equity price risk) through other financial instruments, including cash equivalents, accounts receivable and lines of credit, is not material.

SECURITY NATIONAL FINANCIAL CORPORATION
Market for the Registrant's Common Stock and Related Security Holder Matters




The Company's Class A Common Stock trades on the Nasdaq National Market under the symbol "SNFCA." Prior to August 13, 1987, there was no active public market for the Class A and Class C Common Stock. As of March 31, 2005, the closing sales price of the Class A Common Stock was $3.51 per share. The following are the high and low market closing sales prices for the Class A Common Stock by quarter as reported by Nasdaq since January 1, 2003:

Period (Calendar Year)                           Price Range
                                             High          Low
         2003
              First Quarter                 $6.59          $4.31
              Second Quarter                 6.01           5.02
              Third Quarter                  5.98           4.98
              Fourth Quarter                 7.10           5.47

         2004
              First Quarter                  8.47           6.36
              Second Quarter                 6.51           3.71
               Third Quarter                 3.89           3.08
              Fourth Quarter                 3.81           2.90

         2005
              First Quarter                  4.29           2.99

The above sales prices have been adjusted for the effect of annual stock dividends.

The Class C Common Stock is not actively traded, although there are occasional transactions in such stock by brokerage firms. (See Note 11 to the Consolidated Financial Statements.)

The Company has never paid a cash dividend on its Class A or Class C Common Stock. The Company currently anticipates that all of its earnings will be retained for use in the operation and expansion of its business and does not intend to pay any cash dividends on its Class A or Class C Common Stock in the foreseeable future. Any future determination as to cash dividends will depend upon the earnings and financial position of the Company and such other factors as the Board of Directors may deem appropriate. A 5% stock dividend on Class A and Class C Common Stock has been paid each year from 1990 through 2004.

As of December 31, 2004, there were 4,437 record holders of Class A Common Stock and 126 record holders of Class C Common Stock.